As filed with the Securities and Exchange Commission on October 27, 2006.
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

 FORM SB-2
 REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

TRITON DISTRIBUTION SYSTEMS, INC.
 (Name of small business issuer in its charter)

Colorado	4700	84-1039067
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

One Harbor Drive, Suite 300
Sausalito, California 94965
(415) 339-4606
(Address and telephone number of principal executive offices)

One Harbor Drive, Suite 300
Sausalito, California 94965
(Address of principal place of business or intended principal place of business)

Gregory Lykiardopoulos
One Harbor Drive, Suite 300
Sausalito, California 94965
(415) 339-4606
(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254
(303) 770-7257 (Fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:     ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, no par value	30,566,539	$5.00(1)	$152,832,695	$16,353.10

Common stock, underlying warrants	1,614,742	$5.00(1)	$8,073,710	$863.89

Totals	32,181,281		$160,906,405	$17,216.99

____________________
(1)	Represents the closing price of the Registrant’s common stock on the NASD’s Electronic Bulletin Board of $5.00 per share on October 25, 2006

        This registration statement registers the resale of 32,181,281 shares of common stock and common stock underlying warrants held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The per share offering price was calculated based upon a price of $5.00 per share, which is the highest anticipated price that the shares are expected to trade upon listing on the over-the-counter Electronic Bulletin Board.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion                                                                        Dated October __, 2006

32,181,281 shares of common stock

TRITON DISTRIBUTION SYSTEMS, INC.

        This prospectus covers the resale by our selling stockholders of 30,566,539 shares of our common stock and 1,614,742 shares of our common stock underlying common stock purchase warrants held by our selling stockholders. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

        Our common stock is quoted on the NASD’s over-the-counter Electronic Bulletin Board under the symbol “TTDS.” On October 25, 2006, the closing price of the common stock on the Bulletin Board was $5.00 per share.

         Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October ___, 2006.

TABLE OF CONTENTS

About This Prospectus	i
Summary	1
Summary Financial Data	3
Risk Factors	4
Forward-Looking Statements	8
Use of Proceeds	8
Price Range of Common Stock	8
Selected Financial Data	9
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	10
Business	16
Management	25
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater Than 5% of Our Common Stock	30
Selling Stockholders and Plan of Distribution	31
Related Party and Other Material Transactions	41
Description of Capital Stock	41
Shares Eligible for Future Sale	42
Experts	43
Legal Matters	43
Where You Can Find More Information	43
Financial Statements	F-1

You may rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

Triton is a development stage Web-based travel services distribution company. We have developed proprietary technology that we believe provides us with pricing advantages, better distribution methods and superior travel product offerings compared to many of our competitors. The travel marketplace is a global arena in which millions of “buyers” such as travel agents and consumers and “sellers” such as airlines, hotels, car rental agencies, cruise ship lines, tour operators and entertainment companies come together. Among the systems available to buyers in their search for travel options, availability and rates are Global Distribution Systems companies, known as “GDSs,” which are accessed primarily by travel agents and Internet travel Web site companies such as Cendant Corp.’s Orbitz, Expedia, Inc.’s Expedia.com and Sabre Holdings Corp.’s Travelocity, which are accessed by consumers. These systems electronically connect a vast network of travel product sellers and globally dispersed travel agents and consumers.

Our core business is the electronic distribution of travel inventory from travel sellers to travel agencies and their clients. Unlike Orbitz, Expedia and Travelocity, we operate solely as a vendor to travel agents through our business-to-business, or “B2B,” Web-based distribution system. We favor the B2B market because we estimate that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. Moreover, the Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents.

Our target travel sellers are airlines, including air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing, property management vendors and suppliers, such as hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts, car rental agencies, tour operators such as bus tours, expeditions, walking tours and adventure packages, cruise lines providing global sailing trips, scenic or specialty cruises within a region, and special custom cruises, and local transportation service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers. Our target travel buyers are travel agencies around the world, although initially we are focusing on travel agencies in Southeast Asia and China.

History

We were organized as Petramerica Oil, Inc., a Colorado corporation, in September 1986 to explore for oil and gas in the Rocky Mountain region of the United States. Since inception, Petramerica has been primarily involved in raising capital and has not conducted any significant operations. We acquired all of the outstanding common stock of Triton Distribution Systems, Inc., a Nevada corporation (“Triton”), in July 2006 for 36,750,950 shares of our common stock. Triton was organized as a Nevada corporation in January 2006 to engage in the travel business and references to our company throughout this prospectus include the operations of Triton.

In August 2006, we issued 7,148,710 shares to a group of accredited investors for $.80 per share and 1,119,412 shares each to two investor relations firms for investor relations services rendered valued at $.80 per share. Also, in September 2006 we issued 3,450,000 shares and 250,000 shares at $.80 per share to two institutional investors, Al-Deera Holding Co. K.S.C.C. and Univest Group, Ltd., respectively.

Our corporate offices are located at One Harbor Drive, Suite 300, Sausalito, California 94965, and out telephone number is (415) 339-4600. Our Web site address is www.tritonds.com. Information on the Web site is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	30,566,539 shares of common stock and 1,614,742 shares of common stock underlying warrants.
Securities outstanding prior to and after the offering:	45,013,213 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders

        Through this prospectus, we are registering for resale (1) 7,148,710 shares of our common stock which we sold for $.80 per share in a private placement to a group of accredited investors, (2) 2,238,824 shares we issued to two investor relations firms, (3) 16,843,476 shares held by 15 other investors who were involved in the initial formation and funding of Triton and who received their shares of our common stock as a part of the 36,750,950 shares we issued to acquire all of Triton’s outstanding common stock, (4) 3,737,500 shares we sold to two institutional investors, (5) 185,000 share of our common stock underlying warrants issued to a consultant in connection with the 3,737,500 shares sold to two institutional investors, and (6) 598,029 shares of our common stock and 1,429,742 shares of our common stock underlying warrants, all of which were issued to Brookstreet Securities Corporation, the Placement Agent of the above-described private placements. The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are officers, directors or 10% stockholders of our company except Stephen Garland, one of our directors, for whom we are registering 373,137 shares of common stock.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of March 31, 2006 and for the period (inception) January 10, 2006 through March 31, 2006, is derived from our audited financial statements contained herein. The financial information as of June 30, 2006 and the three months ended June 30, 2006 is derived from our unaudited consolidated financial statements contained herein.

Statement of Operations Data
	Three Months Ended June 30, 2006	Period from Inception, January 10, 2006, through March 31, 2006

Net sales	$-	$-
Loss from operations	$(984,425)	$(938,842)
Net loss	$(1,006,221)	$(945,680)
Net loss per share of common stock	$(0.03)	$(0.03)

Balance Sheet Data
June 30, 2006
(unaudited)

Working capital	$(2,018,254)
Total assets	$623,630
Notes payable - related party	$1,981,867
Total liabilities	$2,228,925
Stockholders’ (deficit)	$(1,605,295)

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We are in an early stage of development and have a limited operating history, which makes evaluation of our business more difficult and increases the likelihood that we will not be successful.

We are in the early stage of development, have no revenue and only a limited operating history on which to base an evaluation of our business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the difficulty of bringing our product to market on a timely basis.

Our revenue is highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged decrease in travel booking volumes would reduce our revenue.

Most of our revenue is derived from airlines, hotel operators, car rental companies, cruise operators and other suppliers in the travel and transportation industries. Our revenue will increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of our control. Factors that may adversely affect travel and transportation activity include:
•	Economic downturns and recessions;
•	Global security issues, political instability, acts of terrorism, hostilities and war;
•	Increased airport security that could reduce the convenience of air travel;
•	Inclement weather, such as the recent tsunami which devastated parts of Southeast Asia;
•	Increased occurrence of travel-related accidents;
•	Travelers’ concerns about exposure to contagious diseases such as SARS and avian bird flu;
•	Economic and political issues in the Middle East, Asia, Latin America and elsewhere; and
•	The financial condition of travel sellers.

The possibility of further terrorist attacks, hostilities and war, stringent security measures at airports, and the financial instability of many of the air carriers may continue to adversely affect the travel industry. Airlines may reduce the number of their flights, making fewer offerings available to us. We expect to depend on a relatively small number of airlines for a significant portion of our revenue. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. Travelers’ perceptions of passenger security or airlines’ financial stability may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel booking volumes could have an adverse impact on our revenue, financial performance in general, operations and liquidity and capital resources.

We face competition from established as well as other emerging travel distribution channels, which could divert customers to our competitors and significantly reduce our revenue and profitability.

Our business involves providing travel seller inventories to travel agents and we face significant competition in all aspects of this business. With respect to travel agencies, we compete primarily against large and well-established GDSs, but new GDS alternatives are also being developed in the marketplace. With the deregulation of the travel industry in the United States, we compete in a free-market system. Our current and potential customers may elect to use a GDS or a GDS alternative offering lower prices. Losing access to inventory from one or more major travel seller would make us less attractive to travel agencies and other travel buyers, which could reduce our booking fee revenue. In addition, we face increasing competition for travel agencies from travel sellers that distribute directly to travel agencies, as well as to consumers.

We expect existing competitors and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other travel industry participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our revenue and profitability could be reduced.

In addition, consolidation among our competitors may give them increased negotiating leverage with travel sellers and greater marketing resources, thereby providing corresponding competitive advantages over us. Consolidation among travel sellers, including airline mergers, may increase competition from distribution channels related to those travel sellers and place more leverage in the hands of those travel sellers to negotiate lower booking fees. If we are unable to compete effectively, competitors could divert our customers away from our travel distribution channels.

Some travel sellers are seeking alternative distribution models, and alternative models of travel distribution are emerging, which could reduce interest in our travel products.

Some travel sellers are seeking to decrease their reliance on distribution intermediaries, including GDSs. Travel sellers may give advantages to distribution intermediaries in which they have an economic stake or may create or expand commercial relationships with online and traditional travel agencies that work with travel sellers to directly book travel with them. Many airlines, hotels, car rental companies and cruise operators have established their own travel distribution Web sites. Several travel sellers have formed joint ventures that offer multi-supplier travel distribution Web sites. From time to time, travel sellers offer advantages, such as bonus miles, lower transaction fees, or discounted prices, when their products and services are purchased from these supplier-related Web sites. Some of these offerings are not available to unrelated intermediaries, or those intermediaries must provide lower distribution pricing in exchange for access to the offerings. In addition, a new breed of competitor is entering the online travel marketplace. Both well-established search engine companies as well as start ups are attempting to enter the online travel marketplace by leveraging search technology to aggregate travel search results across travel seller, travel agent and other travel-related Web sites. These search engines and alternative travel distribution channels have the potential to divert customers from our online sites thereby reducing interest in our travel products, which in turn could reduce our revenue and profitability.

Adverse changes in, or interruptions to, our relationships with travel sellers could limit our access to travel products and reduce our revenue.

We rely on participating agreements with airlines, hotels, cruise lines and the like and none of these arrangements are exclusive. In fact, these travel sellers have entered into similar agreements with many other travel companies and competitors. We cannot assure that our arrangements with travel sellers will remain in effect, or that any of these sellers will continue to supply us with the same level of travel inventory in the future. Any loss of travel sellers by us would reduce our travel products and revenue.

Consolidation in the travel industry and increased competition for travel agency subscribers may result in increased expenses, lost bookings and reduced revenue.

We seek to attract and retain travel agencies as our customers. The number of bookings these travel agencies produce is an important factor in our success. Some travel sellers have reduced or eliminated commissions paid to travel agencies. The loss of commissions causes travel agencies to become more dependent on other sources of revenue, such as traveler-paid service fees and GDS-paid incentives. The reduction or elimination of travel seller-paid commissions has forced some smaller travel agencies to close or to combine with larger travel agencies. Consolidation of travel agencies may result in increased competition to acquire them as customers thereby increasing our costs. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. In addition, consolidation among travel sellers, such as airline and hotel mergers and alliances, may increase competition from their distribution channels or give them additional leverage to negotiate lower booking charges by us.

Our success depends on maintaining the integrity of, and upgrading the quality of, our systems and infrastructure. If we are unable to do so, we will be unable to retain our travel agent customers or attract travel products.

In order to be successful, we must provide reliable, real-time access to our systems for our travel agent customers and travel sellers while also pursuing a low-cost model. If our operations grow in both size and scope, we will continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel sellers enhanced products, services, features and functionality, all while maintaining the reliability and integrity of our systems and infrastructure and while pursuing the lowest cost per transaction. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Travel agents and travel sellers will not tolerate a service hampered by slow delivery times, unreliable service levels and service outages due to the installation of upgrades, or insufficient capacity, any of which could reduce the number of our travel agent customers or travel products.

Doing business internationally poses special risks, which could increase our costs and require us to allocate significant management resources to address.

We do most of our business internationally which requires management attention and special resources. Nevertheless, we face a number of risks associated with our international operations, including the following:

•	Challenges caused by distance, language and cultural differences;

•	Longer customer payment cycles in some countries;

•	Increased credit risk and higher levels of payment fraud;
•	Legal and regulatory restrictions;
•	Foreign exchange controls that might prevent us from repatriating cash earned in other countries;
•	Political and economic instability and export restrictions; and
•	Potentially adverse tax consequences.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:
•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
•	All compensation received by the broker-dealer in connection with the transaction;
•	Current quotation prices and other relevant market data; and
•	Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our Company.

Members of our Board of Directors and our executive officers, together with their affiliates, own a majority of the outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds from the exercise of warrants will be added to our working capital.

PRICE RANGE OF COMMON STOCK

Our common stock was quoted on the NASD’s Bulletin Board under the trading symbol “PTRA” from July 14, 2006 until August 18, 2006, when the common stock commenced quotation under the symbol “TTDS.” The high and low closing prices of our common stock from July 14, 2006 to October 25, 2006 were $3.05 and $8.50, respectively. These closing prices do not reflect retail mark-up, markdown or commissions.

As of September 30, 2006, we had approximately 356 stockholders of record.

SELECTED FINANCIAL DATA

          The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of March 31, 2006 and for the period (inception) January 10, 2006 through March 31, 2006, is derived from our audited financial statements contained herein. The financial information as of June 30, 2006 and the three months ended June 30, 2006 is derived from our unaudited consolidated financial statements contained herein.

Statement of Operations Data
	Three Months Ended June 30, 2006	Period from Inception, January 10, 2006, through March 31, 2006
	(unaudited)
Net sales	$-	$-
Loss from operations	$(984,425)	$(938,842)
Net loss	$(1,006,221)	$(945,680)
Net loss per share of common stock	$(0.03)	$(0.03)

Balance Sheet Data
June 30, 2006
(unaudited)

Working capital	$(2,018,254)
Total assets	$623,630
Notes payable - related party	$1,981,867
Total liabilities	$2,228,925
Stockholders’ (deficit)	$(1,605,295)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

This following information specifies certain forward-looking statements of management of the company.  Forward-looking statements are statements that estimate the happening of future events are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview

We were incorporated in the State of Nevada on January 10, 2006.  We are an emerging, next generation Web-based travel services distribution company.  Our core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis.

The development of the technology and screens for our online distribution system was initiated by our CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997.  GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications.  GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major GDSs.  The timing of this launch and the financial instability of smaller travel agents proved to be inopportune.  By the end of 1999, the airlines in the United States eliminated the payment of commissions to travel agents.  This high-impact decision, which was designed to reduce costs, caused many travel agencies to cease operations and also resulted in fewer bookings for United States’ airlines.

Two years later, the United States experienced the terrorism of 9/11; which served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies.  Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time.  Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market.  After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies.  In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of $200,000 in cash plus additional costs associated with the foreclosure.  TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to us in exchange for shares.

These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services.  TDS LLC did not transfer any of the accounts of GRS.

We commenced operations in January 2006 with an initial emphasis on Southeast Asia and intend to expand to other international locations, including South America and Europe.  Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

We are a developmental stage company.  We are subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of our employees to be able to service customers, and availability of sufficient capital and a limited operating history.

The financial statements included elsewhere in this prospectus have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation as a going concern.  However, we have not generated any operating revenue, have incurred significant operating losses to date, have a negative cash flow from operations and have working capital and stockholders’ deficits, which raises substantial doubt about its ability to continue as a going concern. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional capital, and the success of our future operations.

We have raised in excess of $8 million in equity capital.  We believe that the capital raised in the private placement offerings provides an opportunity for us to continue as a going concern.

On August 17, 2006, the Triton’s shareholders approved amendments to our Articles of Incorporation to increase our authorized shares of no par common stock to 100,000,000.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Intangible Assets

The determination of the fair value of certain acquired assets is subjective in nature and often involves the use of significant estimates and assumptions. Determining the fair values and useful lives of intangible assets especially requires the exercise of judgment. While there are a number of different generally accepted valuation methods to estimate the value of intangible assets acquired, we have valued our intangible assets based on the historical purchase price.  All of our intellectual property was purchased by certain investors for $238,525 and contributed to us in exchange for shares of our common stock.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we evaluate our intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from our estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired and a second test is performed to measure the amount of impairment loss.  Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of 10 years.

Revenue Recognition

We apply the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

We provide electronic travel distribution services through our travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators and other travel sellers to travel agencies and their clients. We charge a fee for reservations booked through our distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on our own cancellation rates once a sufficient history of cancellations is established.  In estimating the amount of future cancellations that will require a transaction fee to be refunded, we assume that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

Liquidity and Capital Resources

We had a cash and cash equivalents of $95,668 at June 30, 2006. Our total current assets at June 30, 2006 were equal to $210,671. We also had the following long term assets: $169,122 in furniture and equipment, net; $17,238 in net Web site development costs, net; and $226,599 in intellectual property, net.  Our total assets as of June 30, 2006 were $623,630.

Our total current liabilities were $2,228,925 at June 30, 2006, which was represented by accounts payable of $149,590, accounts payable - related party of $35,000, accrued expenses of $33,833, accrued interest - related party of $28,635 and notes payable - related party of $1,981,867.  Our liabilities exceeded our assets by $1,605,295 as of June 30, 2006.

During the period from inception to March 31, 2006, we used $877,590 and $61,367 of cash in our operating and investing activities, respectively, and generated cash of $1,042,704 from our financing activities.

During the three months ended June 30, 2006, we used $913,547 and $133,795 of cash in our operating and investing activities, respectively, and generated cash of $1,039,263 from our financing activities.

We have financed our operations primarily through cash generated from notes payable issued to related parties.  In February 2006, we entered into a revolving credit agreement with certain of our investors for a maximum amount of $2,500,000.  We had outstanding various notes payable under this agreement of $1,981,867 as of June 30, 2006.  The notes accrue interest at 6% per annum.  The principal amount of the notes plus accrued interest will be repaid from the proceeds of our private placement offering. The notes are secured by all of our assets.

In July 2006, we completed a private placement offering where we sold 5,747,500 shares of our common stock for gross proceeds of $5,747,500.  After paying the commission and fees associated with the private placements of approximately $ 813,000 and repaying the notes payable and accrued interest to investors of approximately $2,013,000, we received approximately $2,921,500 from this private placement offering.

In July 2006, we completed a reverse acquisition transaction with Triton.  In accordance with the terms of the Share Exchange Agreement, we issued and exchanged 36,750,950 shares of our common stock for all 29,547,500 issued and outstanding shares of Triton common stock.  After the merger transaction, the stockholders of Triton own approximately 95% of our issued and outstanding shares and the management and board of directors of Triton were appointed as officers and two of our directors.  The exchange of shares has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Triton obtained control of us.  Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of Triton, with Triton being treated as the continuing entity. Accordingly, Triton’s assets and liabilities are included in the balance sheet at their historical book values and the results of operations of Triton have been presented for the comparative prior period.

In September 2006, we completed a private placement offering of 3,450,000 shares of our common stock to one accredited investor, Al-Deera Holding Company KSCC, for an aggregate purchase price of $2,760,000. After paying the commission and fees associated with the private placements of approximately $ 138,000, we received approximately $2,622,000 from this private placement offering.

In September 2006, we completed a private placement offering of 287,500 shares of our common stock to one accredited investor, Univest Group Kuwait, for an aggregate purchase price of $230,000. After paying the commission and fees associated with the private placements of approximately $ 11,500, we received approximately $218,500 from this private placement offering.

Results of Operations

Revenue

We did not generate any revenue from our inception to June 30, 2006.

Operating Expenses

Our operating expenses from inception to March 31, 2006 were $938,842 which consisted of payroll and related benefits of $436,143, professional fees of $217,639, marketing and advertising of $33,423 and other general and administrative expenses of $251,637.

Our operating expenses for the three months ended June 30, 2006 were $984,425 which consisted of payroll and related benefits of $510,584, professional fees of $119,514, marketing and advertising of $40,012 and other general and administrative expenses of $314,315.  We expect our operating expenses to increase in the future as we execute on our business plan.

Interest expense from inception to March 31, 2006 was $6,838 which consisted of interest accrued on the notes payable to related parties.

Interest expense for the three months ended June 30, 2006 was $21,796 which consisted of interest accrued on the notes payable to related parties.

Our Plan of Operation

Our future expansion will be geographically driven.  Initially, we intend to maximize our business development opportunities in Asia where we have already established and further identified a significant base of country-specific partners and travel vendors, particularly national flag carriers and major hotel operators.  Our objective is to provide our foreign joint venture partners with our proprietary technology suite and management expertise, so they may drive the volume of transactions at the local level.

We believe that our Internet-based business model is highly scalable and can be replicated in several other important regions of the world.  Once our Asia footprint is further operational, we intend to leverage our platform into the United States, then Europe, and then South America.  We believe that the macroeconomic trends, such as high jet fuel and labor costs, airline and GDS deregulation, relatively low air fares, an industry-wide determination to cut distribution costs, and expansion of travel bookings over the Internet, favor our low-cost entry into these large, established and fully-addressable markets.  Our strategy, which we are employing in Asia, of selling the airlines first and the travel agencies will follow, is anticipated to be transferable to Europe and South America, in particular, where many airlines are government owned or subsidized, and where there is central control over the distribution channels that travel agencies use.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

Introduction

We offer, exclusively to travel agents, Web-based travel inventory from airlines, car rental companies, hotels, tour and cruise operators and other travel sellers. Unlike Orbitz, Expedia and Travelocity, we operate solely as a vendor to travel agents through our Web site. We favor the B2B market because we estimate that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. The Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents. In the United States alone, the potential users of Triton’s services include 28,000 licensed travel agents, and an estimated 8,000,000 unlicensed, home-based agents. The number of licensed travel agents in China, where we expect to conduct a large part of our operations, was estimated at 4,741 agents as of March 2006, according to the International Association of Travel Agents. The same organization reported 129,437 licensed travel agents worldwide as of that date.

Travel Industry Background and Trends

The airline and general travel industries have dramatically changed since the 1960s. At that time, there was a virtual travel reservation monopoly controlled by the major United States and international airlines. These carriers had their own dedicated computer reservations systems with mainframe hardware and the generation of paper tickets. The Computer Reservation Systems developed by American Airlines, TWA (Northwest and Delta), United Airlines, Lufthansa and Air France became the GDSs. Then, after years of operation, the airlines ultimately sold their interests in the GDSs, principally for economic and antitrust reasons.

For decades, the B2B travel agent distribution industry has been dominated by the “big four” GDSs:  Sabre Inc., wholly-owned by Sabre Holdings Corporation; Amadeus Global Travel Distribution S.A.; Galileo International Inc., owned by Cendant Corporation; and Worldspan, L.P. There are also six other smaller GDSs, all of which are mainframe-based, including Abacus, which operates solely in Asia.

The GDSs aggregate travel inventory from major airlines, hotels, auto rental companies and other travel sellers and distribute them to the large travel agents. Their significant disadvantage is that they are still operating with legacy technology consisting of mainframe computers that house travel inventory and they must install dedicated hardware at each travel agency location and connect this network worldwide with dedicated hard-wired telephone lines. These systems are very expensive and cumbersome to install and maintain, and they require training to use.

Each of the major GDSs employs thousands of employees worldwide servicing its vast array of equipment. Due to their high fixed costs of operation, GDSs are forced to charge the travel sellers significant fees and impose on the travel agents minimum sales requirements. For example, the GDSs charge the airlines an average of $8 to $12 per segment (a segment is a one-way trip between two points) and require each travel agent to sign a multi-year contract that mandates the agent to produce a minimum number of segments per year. The GDSs also require the travel agency owners to personally guarantee these commitments and their contracts allow them to impose penalties and sue for failure to produce the required minimums.

With the advent of the Internet and personal computers, the travel industry is experiencing greater transparency and there is generally increased access to travel industry data, a broader selection of inventories and more comprehensive service for corporate and leisure travelers. Jupiter Research estimates that by 2008, 29% of managed corporate bookings will be made on the Internet, up from 12% in 2003. This is based on an increase in the number of companies mandating use of corporate online self-booking systems, and the entry of Priceline.com, Expedia, Cheaptickets.com, a subsidiary of Cendant, Travelocity, a subsidiary of Sabre, Orbitz, Hotels.com, Hotwire.com and TripAdvisor.com into the managed travel field. These companies differ from Triton in that they service the retail consumer and Triton provides products such as airline seats, hotel rooms and cabins on cruise ships directly, and only, to travel agents.

In the past several years and particularly since 9/11, the U.S. airline industry has suffered ongoing operating losses. The major airlines are competing largely on price, and the prices of airline tickets have dropped significantly. The airlines are seeking every possible way to reduce costs and this includes the cost of marketing their tickets. We believe that the major GDSs can do little to lower fees to travel sellers because of their embedded fixed costs. U.S. airlines are seeking proposals from alternative GDSs that can distribute their tickets at lower fees and some airlines are canceling relationships with GDSs and are seeking to sell more of their inventory directly to consumers.

Many U.S. travel agencies have closed or consolidated and home-based businesses have increased in response to the disruptions of 9/11, lost commissions from U.S. airlines and the high minimum guarantees charged by GDSs. Prior to 9/11, there were 37,000 licensed travel agencies in the United States. According to Airline Report Corporation, in January 2004, there were 28,000. Since then, that number has somewhat stabilized. More agents are becoming home-based or operate low-overhead small niche operations, and medium-sized agencies are consolidating or joining consortiums. Travel agents are experiencing pressure to find low-cost operating alternatives, while continuing to deliver quality services to their customers.

While online bookings continue to grow, entrants into the online travel business are few. The trend is toward mergers and acquisitions. In our opinion, remaining entrants who prevail will do so because of their ability to exploit new distribution channels linking suppliers and consumers, with an emphasis on both pricing and service. Entrants with justifiable business plans, scalable and recurring revenue streams and experienced but adaptable management teams will gain strong support in the marketplace. We believe that the key to survival will be scalable technology that supports both online distribution and traditional industry practices.

Products and Services

Our target travel sellers are airlines, including air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing, property management vendors and suppliers, such as hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts, car rental agencies, tour operators such as bus tours, expeditions, walking tours and adventure packages, cruise lines providing global sailing trips, scenic or specialty cruises within a region, and special custom cruises; and local transportation service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers. Our target travel buyers are travel agencies around the world, although initially we are focusing on travel agencies in Southeast Asia and China.

Triton offers a broad array of proprietary products and services in various target markets. These products and service offerings can be divided into three categories:  (1) B2B products, (2) portal products and (3) Web services.

Our principal B2B product offerings consist of ReservationExpert™, CruiseExpert™ and TourExpert™. These proprietary products have the ability to translate the various command languages of the travel-based GDSs into one common command language for travel procurement agents. Previously, this command language communicated with Apollo/Galileo and the Wordspan GDS platform, but now communicates with the major airlines directly. With these products, a travel agent with little or no experience can execute travel-related transactions. Other competitive legacy system products of the existing GDS providers necessitate intensive training in several computer languages before a user can become proficient in their applications.

These products support B2B e-commerce, including agent-based activities for booking travel, as well as “back office” functions associated with the operation of a travel agency. We have developed a suite of user-friendly, point-and-click Internet-based B2B products for travel industry professionals (travel agencies, home-based agents and corporate travel departments) to easily access GDSs and to facilitate direct connections to travel sellers, make travel arrangements and sell travel products and services to end customers. GDS providers are the suppliers of the majority of travel-related products in the travel industry.

Our B2B products support completion of transactions and all necessary record keeping, thus providing a comprehensive set of tools for travel professionals to effectively manage their independent operations.

The second category, portal products, supports consumer-oriented portals linking Internet customers with travel sellers. In the Internet age, portals efficiently link buyers and suppliers. Consumers are increasingly using the Internet to research and make travel decisions and arrangements on their own. Triton has developed and will continue to develop consumer products that can be accessed over the Internet to take advantage of this increasing demand.

Triton positions three core products as “e-enablers”: ResLink™, CruiseLink™ and TourLink™. These products allow customers to book travel and travel-related activities through a subscriber agency’s Web site directly from the Internet in a user-friendly browser environment. Where applicable, these products are promoted for customizations and private-labeled for Triton subscribers. This solution allows subscribers to maintain their individual corporate or agency identity while providing their customers the convenience of Internet access for travel research and/or booking activities under Triton’s or the agency’s banner.

Triton also markets its XML Gateway as a generic portal e-enabling product. The XML Gateway provides customers the ability to establish communication links between their Web site and systems that exchange data such as a GDS or other major system repository. This unique product is leveraged heavily for use with legacy systems that have data elements with a common meaning, but which have dissimilar data structures or naming conventions within the respective systems. The XML Gateway supports effective translation of these disparate data elements such that each system can effectively exchange data with its counterpart.

Web Services, our third product category, enables and drives the new generation of Internet-based applications. These services support application-to-application Internet communication, that is, applications at different network locations can be integrated to function as if they were part of a single, large system. Examples of applications made possible by Web Services include automated business transactions, direct non-browser desktop, handheld device access to reservations and order-tracking systems.

Web Services, such as travel inventory warehouse services, provide travel sellers and suppliers a distribution channel through professional travel agents and Internet users. One of the competitive advantages of this service is the ability of travel sellers to have real-time inventory management capabilities. Our Tritontwist program assists travel sellers of travel-related inventory in storing and managing their travel merchandise through Tritontwist. It also allows buyers to peruse and purchase this inventory. Tritontwist is designed to be the common focal point from which buyers and travel sellers of travel-related products meet to consummate a travel transaction. At present, a travel agent usually subscribes to no more than one GDS, and must lease equipment that is dedicated to that particular system. However, with the introduction of Tritontwist, an agent can subscribe to Tritontwist and immediately gain access to many direct-connect airlines and GDS systems. This access is achieved with only a personal computer, printer and Internet connection.

Tritontwist is being integrated with our current and anticipated subscriber base of travel agencies and other customers. Tritontwist is the platform used to offer direct-connect to large travel suppliers, such as airlines, and to consolidate the fragmented travel and entertainment inventory that is not currently available through GDSs. Upon loading their inventory, travel sellers immediately have a network of Triton professional travel agency subscribers through which their products and services can be sold. In addition to the growing number of Triton subscribers, travel sellers may be able to establish links from their own Web sites so their inventory will be available to Internet users seeking to purchase their travel products.

Distribution Agreements

In order to obtain and distribute travel products, Triton has entered into agreements with travel sellers and telecommunications service and infrastructure providers as described below:

•  NAITAS.  In February 2006, Triton signed a three-year marketing and distribution agreement with NAITAS, a group of 1,000 travel agencies located throughout the Philippines. NAITAS estimates that it books approximately $900 million of airline tickets annually and has agreed to endorse and promote Triton’s system to at least 60% of its member agencies in the Philippines. Triton is required to pay NAITAS $6,000 monthly and also pay $24,000 to NAITAS once it has issued letters endorsing Triton to at least 60% of its members.

•  Malaysia Airlines. Triton recently executed a distribution and service agreement with Malaysia Airlines, one of the world’s largest airlines. The carrier operates a fleet of approximately 100 aircraft and serves more than 100 destinations on six continents. Malaysia Airlines has indicated to us that it intends to encourage travel agents that are not currently on a GDS system to begin processing their business through Triton. However, it is not obligated to do so and we cannot assure that we will realize any such directed business.

•  Galileo. Galileo is one of the four major GDSs and is significant to us due to Galileo’s entrenched base of airline bookings, the number of countries in which it distributes (107), the number of locations (41,200) and terminals (173,300) connected to the system, and the number of vendors providing product over Galileo’s system: 511 airline vendors, 257 airlines with direct links, 39 car rental companies, 224 hotel vendors covering 46,046 properties, 368 tour operators and nine cruise lines according to www.reserve.com/Galileo. Galileo also represents that, using marketing data derived from public sources, its market share, by region, for airline bookings is: Middle East and Africa 75%; Europe 30%; Asia Pacific 50%; Latin America 12% and North America 25%.

Another important aspect of the Galileo relationship is that it enables Galileo’s 43,500 travel agencies to directly access, in real time, the inventories of Triton’s travel sellers. Beyond the Philippines and Malaysia, other Asian airlines and Asian travel companies are seeking exposure of their domestic travel products to international visitors, and with the Galileo relationship in place, new customers receive additional benefits from subscribing to Triton. The services agreement with Galileo mandates certain segment thresholds that we must meet, below which we will be charged a shortfall fee.

•  eLong. eLong is a leading online travel service provider in China, marketing hotel reservations direct to consumers. According to eLong’s U.S. public filings, eLong provides its customers with travel information and enables them to book rooms at discounted rates at approximately 2,800 hotels in 230 cities across China. It also offers air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services. eLong also sells air tickets for various airlines in China and for international airlines that operate flights originating in China. It issues and delivers air tickets using a network of local agents. Triton’s marketing and distribution agreement with eLong provides us with access to the hotel properties eLong services throughout China and the right to market them to travel agents on a global basis.

•  Yoee. Yoee.com is a domestic airline ticket Web site built by China’s senior air travel service, Beijing Fesco Air Service, and is China’s single largest portal for domestic airline reservations, hotel and car travel inventory. Yoee markets this inventory directly to consumers in China. The agreement with Yoee allows Triton to market Yoee’s inventory of 25 domestic Chinese airlines to travel agencies throughout the world. Since none of this inventory is currently available to the major GDSs, Triton offers the means by which foreign travel agents may access domestic Chinese airline inventory. This arrangement is also important to travel agents and travelers because, without access to domestic Chinese inventory in real time, foreign travel agents can only book tickets through the GDSs to Beijing or Shanghai. Currently, if a traveler needs to fly to other cities within China itself, a separate booking is required and the traveler must claim his or her baggage at the gateway airport, and then check back in with the domestic airline. However, by ticketing through Triton, travel agents can seamlessly book their clients on domestic Chinese flights and into five-star hotel rooms in all major Chinese cities.

•  SITA. The foundation of our Web Services is our software license and services agreement with SITA. SITA is based in Geneva, Switzerland and according to its Web site, is the leading provider of global telecommunications and information solutions to the air transportation industry. It provides voice and data services over a broad, extensive world wide network. SITA links over 2,100 cities in more than 220 countries and territories. SITA comprises the communications backbone for over 580 airlines, all major GDSs and computer reservation systems, all major airports, aerospace companies, logistics organizations and governments.

SITA employs a staff of 3,400 who collectively speaks over 70 languages and offer local, specific industry knowledge. SITA provides the telecommunications architecture for Triton’s Web Services and XML technology by seamlessly networking travel merchandisers. By virtue of the SITA agreement, Triton is able to provide travel agencies of all sizes a low-cost, direct connection to airlines and hotels, and effectively bypass the major GDSs. The SITA agreement enables Triton to operate as a GDS or operate in conjunction with other GDSs.

•  Carnival Cruises. Triton has access on a real-time basis to Carnival’s worldwide inventory of cabins. As of February 2006, Carnival was the largest cruise line with 77 ships in operation and a passenger capacity of 132,082 lower berths. Aside from Triton, only two GDSs, Sabre and Galileo, offer Carnival Cruise’s inventory. Unlike the others, only Triton offers travel agents the ability to access cruise inventory on a live basis, in real time and at a much lower fee per booking.

•  ISS.  In order to operate the business and manage risk of disruption, Triton has engaged ISS Managed Security Services which provides software, appliances and services that protect information technology (“IT”) infrastructures against Internet threats worldwide. ISS’s software and appliance products provide preemptive security across various layers of IT infrastructure, including gateways, servers and end point devices like personal computers, laptops and handhelds. Its products incorporate various security technologies, including intrusion detection systems, firewall and virtual private networking, content security, Web filtering, antispam, anti-virus, vulnerability assessment and security management. ISS also provides managed security services to secure corporate networks and online resources which include remote management of its security technology, monitoring and device management, correlation, event prioritization and incident response.

•  China International Travel Service. CITS is China’s largest travel consortium and includes 1,400 travel agents and their operators throughout China. Our September 2006 agreement with CITS allows CITS and its affiliates to book travel through our system both within and outside China.

•  SkyEyes Airlines. In September 2006 we entered into a distribution agreement with SkyEyes Airlines, a Thai commercial airline, to provide SkyEyes reservation services through our system.

•  Univest Group, Ltd. In September 2006 we entered into a consulting agreement with Univest pursuant to which Univest will market our travel services to its network of airlines and hotels throughout the Middle East.

Competition

Triton faces three primary groups of competitors, each of whom operate in one or two product or service categories that overlap with Triton.

Triton competes with entities with offerings similar to Triton Web Services. Representative competitors are the four major GDS providers, Sabre, Amadeus, Galileo and Worldspan, in addition to some smaller ones such as Abacus, which is 35% owned by Sabre. The product offerings by these competitors are primarily legacy-system based. We believe we are able to offer greater breadth and depth of inventory with superior graphical presentation at a lower cost. And, unlike the GDSs, Triton’s offerings appear in real time.

Triton’s Internet-based technology enables us to provide comprehensive global distribution services at a smaller cost than that of the four major GDSs, which rely on legacy mainframe technology and charge airlines a range of $8 to $12 per segment. If an average international ticket contains four segments, the total cost of ticketing a passenger is approximately $40. Triton charges up to 80% less.

As a general practice, airlines do not provide their entire inventory of seats or best prices to the GDSs, and travel consolidators typically do not deal with GDSs because of their high charges. Similarly, other vendors (of hotel rooms and cruises) generally keep their best inventory and prices for direct sales. In addition, airlines, hotel and cruise ship operators do not provide their inventories or best prices to online travel Web sites such as Expedia, Travelocity, Priceline and Orbitz. We believe that we have a competitive advantage over GDSs and online travel Web sites because we have access to the complete inventories and best fares and rates of several large operators.

G2Switchworks (“G2”) is a start-up company that intends to offer Web-based distribution services. G2 is attempting to penetrate the United States market but it only has access to the inventory of five airlines for beta testing and will need to individually sign up U.S. travel agents since none of the airlines can deliver them.

The second group consists of B2B competitors. Several small companies provide software solutions that address certain aspects of the global travel distribution industry but they are selling software and not providing actual services. Companies in this category are Datalex, TRX Technology Services, GetThere.com, Journey and Genesis. Datalex’s competency centers on its ability to develop Internet booking engines. TRX Technology Services sells software with an emphasis on quality control assurance, attempting to minimize transaction-processing time for users. GetThere.com markets corporate travel solution software. Both GetThere.com and Nexion have merged with Sabre, one of the four GDSs. Journey consists of an alliance of individual travel agencies banding together under one Airline Reporting Corporation number to achieve favorable rates from travel sellers and GDSs. Genesis is planning to be a common Internet-based booking and ticketing platform.

The third group represents indirect competitors to the supplemental portal product suite offered to the Company’s B2B subscribers. Representative competitors are Travelocity, Expedia, Priceline, Orbitz and WorldRes. These companies offer Web-based search engines that assist the consumer in making travel arrangements directly over the Internet. Triton offers Chinese domestic travel inventory through its agency subscribers as well as its Tritontwist inventory. This inventory includes tours, merchandise, travel insurance and travel services such as travelers’ checks and visa services.

Technology

Triton conducts business with airlines, hotels, car rental companies, tour companies, cruise lines, entertainment venues, travel sellers and travel agents in the following manner:

•  All Triton products are distributed to travel agencies over the Internet from the Triton portal, lowering the cost of distribution. Travel inventory from airlines, hotels, car rental companies, tours and cruises are made available to agencies through the Triton network. Requiring only a personal computer, a broadband Internet connection and a printer, the travel agent uses his unique sign-on credentials to securely connect to a Triton operations center.

•  We provide travel professionals with “Travel Agency in a Box,” which is a low-cost method for travel agents to begin interfacing with Triton’s product offerings. The package consists of a Dell personal computer, pre-loaded with Windows XP, TravelExpert 2 and virus protection, an inexpensive printer (for ticket production), an online Travel Resource Center and DSL/cable Internet access.

•  Triton distributes airline inventory of selected airlines on a direct connect basis and with all other airlines through SITA.

•  Triton distributes cruise, tour, entertainment and travel services inventory on either a direct connect basis or through our Web Services Data Warehouse, which features real-time inventory management capabilities for subscribers.

All back-end systems connect over the SITA network to individual airlines and other travel providers. Our products are built using the latest technologies, including Java, XML, Web Services and .Net. This choice of technology allows us to architect operations centers that are scalable, highly secure and redundant, yet require a minimum of hardware investment compared with the mainframe-based cost structure of the traditional GDSs.

Triton has not licensed technology from any third parties and we protect our proprietary technology through a combination of contractual provisions, confidentiality procedures, trade secrets and trademark laws. Triton’s trade secrets are being protected in several ways, such as requiring all people with access to proprietary information, including employees, consultants and customers, to execute confidentiality agreements. Triton also restricts its source codes, trade secrets and other intellectual property.

Marketing

Initially, we intend to target the travel buyers by marketing directly to consortiums or other organizations of travel agents primarily in Southeast Asia and China. We expect to do so through the development of joint venture arrangements with local partners in these markets. Under our joint venture arrangements, working capital and start up expenses of $250,000 will be contributed by Triton and $1,000,000 will be contributed by the joint venture partner, usually a travel agency, in exchange for a 70% equity interest in the venture. In the event that capital requirements exceed $1,250,000 in any joint venture, the cost overruns are to be borne by the joint venture partner, and not by Triton. Our local joint venture partner will then market to the travel consortiums in their local markets.

On an ongoing basis, all fixed and variable operating expenses will be paid by the local partner. The gross revenue will be shared, 60% by Triton and 40% by the partner. The major anticipated revenue sources from the venture are airline segment booking fees, charges to each travel agent subscribing to Triton’s distribution system and consumer service fees for individual reservations. Income is also expected to be derived from initial set-up fees charged to each travel agent.

To date, we have completed and signed one such joint venture in the Philippines which is described under “Distribution Agreements - NAITAS” and we are in the process of marketing to a number of other markets throughout Southeast Asia, China and the Middle East.

Our target markets for travel sellers involve the three major market segments within the travel industry: travel carriers (airlines), travel vendors (charter yachts, executive jets, boutique hotels and bed & breakfasts, limos, etc.), and travel agencies, including independent and corporate travel agencies.

Air carriers, of which there are approximately 580 worldwide, are Triton’s initial targets. For 2006, Triton has targeted airlines within Southeast Asia and the Middle East. The primary targets are the national carriers for Malaysia, Taiwan, Thailand, Singapore, the Philippines and certain national carriers in the Middle East. Marketing is conducted on a personal basis between our senior management and airline representatives.

Triton also markets through participation in domestic and international industry trade shows and travel-related events. Participation in these trade shows and events helps us not only to build brand equity, but also to sustain our unique identity in the travel field. These events also help to generate sales and strategic alliances.

Besides using trade shows and other travel-related events, Triton engages a communications agency to assist in developing and implementing a cohesive communications campaign, conveying our messages and deliverables to appropriate target markets within the travel industry. The communication campaign consists of a range of tools that build brand awareness and bring the value of Triton’s products and services to the marketplace. These tools include advertising in trade, press and other industry publications, promotions, press releases and targeted distribution of marketing material.

We are also seeking to sign agreements with joint venture partners as described above. Since licensees are locals and have extensive knowledge of the countries’ cultures, Triton will assume the role of a wholesale distributor. The licensees will be responsible for developing strategic marketing initiatives that will accelerate revenue growth in these respective local areas. Each partner will focus on its respective core competencies; Triton will focus on maintaining and developing advanced technologies and the licensees will be responsible for developing the advertising campaigns.

Travel Industry Regulation

The United States and foreign governments heavily regulate certain segments of the travel industry, and Triton’s services are affected by such regulations. Triton is subject to the United States Department of Transportation (“DOT”) regulations prohibiting unfair and deceptive practices. In addition, DOT regulations concerning the display and presentation of information that are currently applicable to the GDSs could be extended to Triton in the future, as well as other laws and regulations aimed at protecting consumers accessing online travel services. If required to register as a seller of travel, then Triton will need to comply with certain disclosure requirements and participate in California’s restitution fund.

Triton is subject to regulations applicable to businesses generally and laws or regulations directly applicable to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services it is possible that a number of laws and regulations may be adopted covering issuers such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of electronic commerce may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could decrease the demand of Triton’s services and increase the Company’s cost of doing business. These events could significantly harm our operating results.

Employees

As of October 15, 2006, we had 39 employees. None of these employees is covered by a collective bargaining agreement and our management considers relations with employees to be good.

Offices

We lease approximately 9,000 square feet of office space in Sausalito, California for our corporate offices under a five-year lease terminating in May 2010 at a cost of approximately $25,000 per month.

In September we leased approximately 2,400 square feet of office space in Manila, Philippines for a sales office under a three-year lease terminating in November 2009 at a cost of approximately $3,100 per month.

Also in September we leased approximately 3,100 square feet of office space in Beijing, China for a sales office under a two-year lease terminating in August 2008 at a cost of approximately $6,800 per month.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names and ages of our executive officers and directors and their positions are as follows:

Name	Age	Position

Gregory Lykiardopoulos	60	Chairman and Chief Executive Officer

Kevin Pickard	42	Chief Financial Officer

Stephen Garland	38	Director

Khaled El-Marsafy	37	Director

Officers and Directors

Gregory Lykiardopoulos, Chairman and CEO

From 1999 until January 2006, Mr. Lykiardopoulos founded and operated GRSNetwork, Inc., a company engaged in a similar Web-based travel business. GRS terminated its operations in January 2006. Mr. Lykiardopoulos is fluent in six languages. He received a B.A. degree in Business Administration from the American University in Cairo, Egypt. He is an American citizen.

Kevin Pickard, Chief Financial Officer

Mr. Pickard is a Certified Public Accountant with experience providing management consulting services for small to medium sized companies, including due diligence on potential acquisitions, preparing projections and business plans, positioning companies for initial public offerings and preparing required SEC filings for public companies.

Mr. Pickard has practiced as a CPA for over 19 years, and has been involved in a number of public offerings and private placements. He has been owner of Pickard & Company, CPAs, APC since 1998. From 1996 to 1998, he was with Singer Lewak Greenbaum & Goldstein, LLP, where he became a Partner and co-managed the firm’s securities practice group. From 1987 to 1996, he was with Coopers & Lybrand, LLP, currently PricewaterhouseCoopers, LLP, where he focused on auditing companies in the insurance, high-tech and manufacturing industries. Mr. Pickard received a B.S. degree in Accounting and Master of Accountancy from Brigham Young University. Mr. Pickard does not devote his full-time attention to Triton.

Stephen Garland, Director

Mr. Garland was employed in an executive position from 1992 to 2002 by Arrow Electronics, Inc., a leader in the electronics distribution industry and a Fortune 500 company. During his tenure at Arrow, Mr. Garland held various positions ranging from sales to senior management. Since 2002, Mr. Garland has been consulting to various financial and investment companies providing venture capital, private equity and corporate finance services. Mr. Garland received an undergraduate degree from Colorado State University, M.B.A. from Regis University and M.S.M. from the University of Denver.

Khaled El-Marsafy, Director

Mr. El-Marsafy co-founded Univest Group, Ltd. in March 2003, is its Vice Chairman and has been the General Manager of Al-Deera Holding Co. K.S.C.C. since September 2005. Univest and Al-Deera are two of our selling stockholders and are global institutional investors. Mr. El-Marsafy was employed by Fletcher Asset Management, a New York-based hedge fund, from 1998 to 2003, the Union Bank of Switzerland from 1993 to 1998 and Arab Bank PLC from 1992 to 1993. In each such position, he was involved in the structuring of private equity, venture capital, real estate and asset management investments. He earned a Bachelor of Science degree in Business Administration and International Finance from the University of Hartford and sits on the Boards of a number of privately-held Kuwaiti and international corporations.

Key Employees

We consider the individuals named below to be key employees.

Jeff Wheaton, Vice President - Technology Operations

Mr. Wheaton, age 47, joined us in February 2006 and has 25 years of experience in the development, delivery, training operations and support of enterprise-wide business software applications across a variety of industries, including banking, manufacturing, insurance and travel. He started his career developing software applications and moving into managing software development projects. Mr. Wheaton has been responsible for the delivery of software projects for companies large and small. He has extensive experience consulting to manufacturing companies in the process of implementing enterprise-wide business systems, and has trained users at all levels of the organization. >From 2004 to 2006 he was employed by GRS, concentrating on online travel distribution software development. While at ASU Consulting from 1998 to 2001, Mr. Wheaton had revenue responsibility for software development and integration consulting. From 1995 to 1998, he had IT budget and operational responsibility for a multi-site enterprise application for a division of Harris Corporation.

Adam Himmelman, Vice President - Technology Development

Mr. Himmelman, age 35, joined us in February 2006. As Vice President of Technology Development, he oversees information technology, product development and architecture. He and his team are responsible for setting the strategic direction of the Company’s technology development efforts and for managing the day-to-day efforts of the development team. Mr. Himmelman has held positions in many facets of the development cycle, including Director of Engineering, chief software architect and senor software engineer in the fields of insurance, travel, imaging and GPS development. From 2003 to January 2006, he was employed by GRS. From 2000 to 2003, Mr. Himmelman developed a telephony GPS-enabled mapping system to be utilized by cellular companies and delivered to a variety of personal mobile devices. During this time, he was also responsible for the development of a travel reservation system with the ability to be interfaced by consumers, professional agents and automated third-party vendors. He received his Bachelor of Computer Science degree specializing in Virtual Reality, from the University of Advanced Computer Technology, in Phoenix, Arizona.

Monique Jordan, Vice President - International Operations

Ms. Jordan , age 46, has 20 years of experience in process re-engineering, business development and strategic operations for companies including SBC (formerly Pacific Bell), Hewlett-Packard and Intel. As Vice President, International Operations, she is responsible for deploying offices around the world. Prior to joining Triton, Ms. Jordan worked as a professional management consultant for Applied Concepts where she directed an SAP conversion of a human resource module for SBC. She also managed a similar project for the California Board of Education that resulted in "Connect, Compute, Compete," a technology and education white paper she co-authored. Ms. Jordan was the Chief Executive Officer of Tramco where she was responsible for establishing the company's vision, direction and overall strategy in the supply chain execution space. She also served as Chief Operating Officer at Cymbic Inc., an integrated marketing firm. At Cymbic, she created methodologies for more effective project management, defined roles and responsibilities, and created a team environment. Ms. Jordan attended Sacramento State University, specializing in Business Management, Psychology, and Computer Science. She is also a certified Total Quality Management consultant. From 2004 to 2006, Ms. Jordan was Founder and Chief Executive Officer of Scepter Performance developing supply chain software serving the food service supply chain. From 2000 to 2004, Ms. Jordan was Chief Executive Officer of Tramco, a transportation management company providing software services for broadline distributors in the food service industry and prior to that from 2000 to 2002, she was Chief Operating Officer of Cymbic.

Employment Agreements and Compensation

None of Triton’s executive officers or director received any compensation, stock options, stock grants or any other form of cash or non-cash compensation.

Triton has employment agreements with all of its executive officers. In July 2006, Triton entered into a three-year employment agreement with Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos receives an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos’ shareholdings in Triton, he was granted stock options by the Company’s principal stockholders to purchase shares of the Company’s common stock from them exercisable at $.008 per share based upon the following: (i) 1,865,687 options become exercisable at such time as Triton reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,731,375 options become exercisable if, on or before December 31, 2007, Triton reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,731,375 options become exercisable if, on or before December 31, 2008, Triton reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. As indicated above, any shares issued to Mr. Lykiardopoulos will be provided by Triton’s current principal stockholders (all of whom have been identified under “Principal Stockholders,” below), excluding Mr. Lykiardopoulos. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute Triton’s remaining stockholders.

We intend to purchase a key man life insurance policy on Mr. Lykiardopoulos’ life in the amount of $3,000,000.

Messrs. Wheaton and Himmelman and Ms. Jordan receive annual salaries of $110,000, $110,000, and $100,000, respectively, and have signed customary non-disclosure and non-competition agreements. Directors are not compensated for their services but any reimbursed for any out of pocket expenses associated with their services to us.

Equity Incentive Plan

In July 2006 we adopted an equity incentive plan, which we refer to as our Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. The aggregate maximum number of shares of common stock that may be issued under the incentive plan is 4,300,000 shares.

     The Plan is administered by our full Board of Directors. Currently, we have 1,577,085 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

     With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 5 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.

We have not issued any options, shares or other rights under the Plan.

Liability and Indemnification of Officers and Directors

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	A breach of a director’s duty of loyalty to us or our stockholders;
•	Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	A transaction from which a director received an improper benefit; or
•	An act or omission for which the liability of a director is expressly provided under Colorado law.

        Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 45,013,213 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus assuming all shares of preferred stock have been converted into common stock by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned

Gregory Lykiardopoulos	12,758,764	(1)	28.3%

Kevin Pickard	0		0.0%

Stephen Garland	373,137		0.8%

Khaled El-Marsafy	3,737,500	(2)	8.3%

L. Michael Underwood	2,259,555	(3)	5.0%

West Hampton Special Situations Fund, LLC L. Michael Underwood, Manager	4,394,730		9.8%

The Elevation Fund, LLC Lance J. Baller, Manager	4,394,730		9.8%

Battersea Capital, Inc. Matt Lepo, President	2,104,082		4.7%

All executive officers and directors as a group (3 persons)	16,869,401		37.5%
____________________
(1)
Includes 1,492,550 shares owed by Mr. Lykiardopoulos; 5,669,152 shares owned by Hawk Investments Ltd, 3,358,237 shares owned by Marin Northcoast LLC, and 2,238,825 shares owed by Barbaree LLC. Mr. Lykiardopoulos is either a managing member or trust beneficiary of each company.

(2)	Comprised of 3,450,000 shares held by Al-Deera Holding Co. K.S.C.C. and 287,500 shares held by Univest Group, Ltd. for which Mr. El-Marsafy holds executive officer positions.

(3)	Does not include 4,394,730 shares owned by West Hampton Special Situations Fund, LLC, a venture investment fund in which Mr. Underwood holds a minority interest.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        We have outstanding and are registering by this prospectus an aggregate of 30,566,539 shares of common stock held by the selling stockholders and 1,614,742 shares of our common stock underlying common stock purchase warrants held by our selling stockholders. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        None of our selling stockholders are officers, directors or 10% or greater stockholders except Mr. Garland, who is a director. None of our selling stockholders are broker-dealers or affiliates of broker-dealers except Brooksteet Securities which is registering 598,029 shares and 1,429,742 shares underlying common stock purchase warrants.

	Common Shares Owned or Acquirable Before Sale				Common Shares Held After Sales
Name of Stockholder	Held Outright	Underlying Common Share Purchase Warrants	Total	%	Common Shares Offered	Number	%

L. Michael Underwood	2,259,555	-	2,259,555	5.0%	2,259,555	-	0.0%

Stephen Garland	373,137	-	373,137	0.8%	373,137	-	0.0%

West Hampton Special Situation Fund, LLC	4,394,730	-	4,394,730	9.8%	4,394,730	-	0.0%

The Elevation Fund, LLC	4,394,730	-	4,394,730	9.8%	4,394,730	-	0.0%

Battersea Capital, Inc.	2,104,082	-	2,104,082	4.7%	2,104,082	-	0.0%

Gary Agron	597,137	-	597,137	1.3%	373,137	224,000	0.5%

Corporate Capital Partners	1,584,387	-	1,584,387	3.5%	1,584,387	-	0.0%

Corporate Capital Advisors, LP	29,851	-	29,851	*	29,851	-	0.0%

Richardson & Patel LLP	89,680	-	89,680	0.2%	89,680	-	0.0%

RP Capital, LLC	89,680	-	89,680	0.2%	89,680	-	0.0%

Walter Terry	559,706	-	559,706	1.2%	559,706	-	0.0%

Richard Lusk	124,379	-	124,379	0.3%	124,379	-	0.0%

CCRI Financial Group	31,095	-	31,095	*	31,095	-	0.0%

Reid Dabney	62,190	-	62,190	0.1%	62,190	-	0.0%

Matt Lepo		373,137	-	373,137	0.8%	373,137	-	0.0%

Capital Group Communications, Inc.		1,119,412	-	1,119,412	2.5%	1,119,412	-	0.0%

Livestrong Venture Captial Partners, Inc.		1,119,412	-	1,119,412	2.5%	1,119,412	-	0.0%

Brookstreet Securities, Inc.		598,029	1,429,742	2,027,771	4.4%	2,027,771	-	0.0%

Al-Deera Holding Co KSCC		3,450,000	-	3,450,000	7.7%	3,450,000	-	0.0%

Univest Consultancy Group WLL		287,500	-	287,500	0.6%	287,500	-	0.0%

Al Deea warrants			185,000	185,000	0.4%	185,000	-	0.0%

Wendell Lew Rev. Liv. TR, Wendell Lew TTEE	(1)	497,517	-	497,517	1.1%	497,517	-	0.0%

Erik & Angela Osborn	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Luis & Iris Garcia	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Ken A. Rubendall	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Kendall Hales	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Gerald Whitt	(1)	124,379	-	124,379	0.3%	124,379	-	0.0%

Richard Bibler	(1)	93,284	-	93,284	0.2%	93,284	-	0.0%

Dana Horne	(1)	93,284	-	93,284	0.2%	93,284	-	0.0%

Van A. Ward	(1)	93,284	-	93,284	0.2%	93,284	-	0.0%

Indelicatio Rev. Fam Trust, Len & Kaye B. Indelicatio	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Thomas Konli	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Kendall Hales	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Steven K. & Marie L. Nakata	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Homer Noble	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Stuart Campbell	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Luis & Iris Garcia	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Jacqueline Brandwynne	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Paul & Suan Shimoff 2nd Amended Rev. TR dtd 11/4/99, Paul & Susan Shimoff TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

George Mosher	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Dennis Kuester	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

YKA Partners LTD, Ken & Yvonne Aldrich GP	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Harrison Kletzel IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Aaron Heimowitz IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Styart K. Campbell TR dtd 2/3/98, As Amended & Restated, Styart K. Campbell TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Elisheva H. Flink MD, PC DEF BEN TR, Eugene R. Flink TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Gary K. Wohrie Roller IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Daniel Balko	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

NFS LLC FBO, Ivan Norman Rollover IRA	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Frank R. Paton	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Burnett S. Facer	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

James F. Thacker	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

George Ghaby	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Deborah A. Stone Rev. TR, dtd 4/20/98, Deborah A. Stone TTEE	(1)	62,190	-	62,190	0.1%	62,190	-	0.0%

Dana Horne	(1)	49,752	-	49,752	0.1%	49,752	-	0.0%

Thoams A. Murrell Family TR. Thomas A. & Donna Murrell TTEE	(1)	43,533	-	43,533	*	43,533	-	0.0%

Morgan Stanley FBO, William E. Bishop IRA	(1)	43,533	-	43,533	*	43,533	-	0.0%

Jennifer Underwood	(1)	43,533	-	43,533	*	43,533	-	0.0%

Bradley C. Underwood	(1)	43,533	-	43,533	*	43,533	-	0.0%

Richard & Julie M. Searfoss	(1)	37,314	-	37,314	*	37,314	-	0.0%

Hungee Pft Shr TR, FBO Jamie Farr, Jamie Farr TTEE	(1)	37,314	-	37,314	*	37,314	-	0.0%

John Burd	(1)	31,095	-	31,095	*	31,095	-	0.0%

Karola Kristina Rieta	(1)	31,095	-	31,095	*	31,095	-	0.0%

Andars Toth	(1)	31,095	-	31,095	*	31,095	-	0.0%

Richard W. Pogue	(1)	31,095	-	31,095	*	31,095	-	0.0%

Peter H. Moede	(1)	31,095	-	31,095	*	31,095	-	0.0%

Quinten & Marian Ward Trust, Quinten & Marian Ward TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Tim Porter and Samantha Thomas	(1)	31,095	-	31,095	*	31,095	-	0.0%

Nobuyuki Kondo	(1)	31,095	-	31,095	*	31,095	-	0.0%

Jennifer Donahue Pfy Shr Pln dtd 8/2/82, Michael Donahue TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Helen Keinholtz	(1)	31,095	-	31,095	*	31,095	-	0.0%

Robert Sachs	(1)	31,095	-	31,095	*	31,095	-	0.0%

Daniel Murphy	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mencham & Sarah Genack	(1)	31,095	-	31,095	*	31,095	-	0.0%

Panos & Narine Keshishian	(1)	31,095	-	31,095	*	31,095	-	0.0%

Yvette Merrill	(1)	31,095	-	31,095	*	31,095	-	0.0%

Arthur M. Michelson	(1)	31,095	-	31,095	*	31,095	-	0.0%

Hershel Feldman	(1)	31,095	-	31,095	*	31,095	-	0.0%

Scott & Margo Rogers Family TR, Scott & Margo Rogers TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Daria Rennebohn	(1)	31,095	-	31,095	*	31,095	-	0.0%

Douglas Metcalf	(1)	31,095	-	31,095	*	31,095	-	0.0%

Alfred Feldman	(1)	31,095	-	31,095	*	31,095	-	0.0%

Jonathan Herzog	(1)	31,095	-	31,095	*	31,095	-	0.0%

The Darling Family TR, Phillip & Susan Darling TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Abraham & Rachael Slomavics	(1)	31,095	-	31,095	*	31,095	-	0.0%

Robert & Panla Boyer	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Adolph Rabinovitz IRA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Hersh & Esther Goldberg	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mark & Debbie Alpers Rev. Liv. TR dtd 12/24/99, Mark & Debbie Alpers TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Richard M. & Particia Christman	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Thomas Potter IRA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Congregation Ahavas Shalon, Arnold Gulkowitz, Pres.	(1)	31,095	-	31,095	*	31,095	-	0.0%

Deborah Dentry Baggett	(1)	31,095	-	31,095	*	31,095	-	0.0%

Loiud P. Kreisberg	(1)	31,095	-	31,095	*	31,095	-	0.0%

Devorah & Sidney Kleinberg	(1)	31,095	-	31,095	*	31,095	-	0.0%

Rosewood Holdings, LLC, Mark Ferraro, Pres.	(1)	31,095	-	31,095	*	31,095	-	0.0%

Robert A. Lee	(1)	31,095	-	31,095	*	31,095	-	0.0%

Financial Services Corp. Def Ben Pl, FBO Richard Kerbs	(1)	31,095	-	31,095	*	31,095	-	0.0%

Grant G. Heller	(1)	31,095	-	31,095	*	31,095	-	0.0%

Toros Yetenekian	(1)	31,095	-	31,095	*	31,095	-	0.0%

Clyde McNeal	(1)	31,095	-	31,095	*	31,095	-	0.0%

Theodore T. & Tadami Miyamoto	(1)	31,095	-	31,095	*	31,095	-	0.0%

Rex & Judith Bein	(1)	31,095	-	31,095	*	31,095	-	0.0%

Anthony J. Jacobson	(1)	31,095	-	31,095	*	31,095	-	0.0%

Shlomo Steve & Gabby Klein	(1)	31,095	-	31,095	*	31,095	-	0.0%

Joseph Taub	(1)	31,095	-	31,095	*	31,095	-	0.0%

Taaki Ogawa	(1)	31,095	-	31,095	*	31,095	-	0.0%

Feuer Family Partnership dtd 6/19/96, Daniel (GP) & Naomi Feuer	(1)	31,095	-	31,095	*	31,095	-	0.0%

Dan Mueller	(1)	31,095	-	31,095	*	31,095	-	0.0%

Gordon Smith	(1)	31,095	-	31,095	*	31,095	-	0.0%

John F. Burd	(1)	31,095	-	31,095	*	31,095	-	0.0%

Pamela Godinez	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Patrick C. Highlin	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, John M. Somers RIA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Vahe & Norma Imasdounian, '04 Fam. TR sts 8/11/04, Vahe & Norma Imasdounian TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Ronald J. Pang, Rev. Liv. TR dtd 6/12/91, Ronald J. Pang TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Thomas D. Regnier	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Michael Carlyon	(1)	31,095	-	31,095	*	31,095	-	0.0%

Howard Family TR dtd 11/10/94, Hope Howard TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Barry Barnholtz	(1)	31,095	-	31,095	*	31,095	-	0.0%

The Allison Family TR dtd 4/17/92, Marjorie Allison TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Wendel Y.M. Lew Rev. Liv. TR.,Wendel Lew TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mildred L. Henggeler TR dtd 3/3/98, Ralph & Mildred L. Henggeler TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Deborah Milam	(1)	31,095	-	31,095	*	31,095	-	0.0%

Fred D. Hess	(1)	31,095	-	31,095	*	31,095	-	0.0%

Russi Family TR dtd 7/25/79, Michael J. & Patricia J Russi TTEE	(1)	31,095	-	31,095	*	31,095	-	0.0%

Dean Blomquist	(1)	31,095	-	31,095	*	31,095	-	0.0%

Patricia C. Malouf	(1)	31,095	-	31,095	*	31,095	-	0.0%

Hal & Barbara Kahan	(1)	31,095	-	31,095	*	31,095	-	0.0%

Steve Cubberly	(1)	31,095	-	31,095	*	31,095	-	0.0%

Richard A Rosen	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Debra Testa FBO	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC FBO, Morris Lasson PHD PSP	(1)	31,095	-	31,095	*	31,095	-	0.0%

NFS LLC AI DEPT FBO, Sthomas L. Porter IRA	(1)	31,095	-	31,095	*	31,095	-	0.0%

Joseph F. Pickering & Helen D. Pickering TR, amd dtd 4/22/04, Joseph F & Helen D. Pickering	(1)	31,095	-	31,095	*	31,095	-	0.0%

James & Ester Dr. Enterline	(1)	31,095	-	31,095	*	31,095	-	0.0%

H. Robert & June Glass	(1)	31,095	-	31,095	*	31,095	-	0.0%

Trevor Colby & Dylan Colby JYWROS	(1)	31,095	-	31,095	*	31,095	-	0.0%

Trevor Colby	(1)	31,095	-	31,095	*	31,095	-	0.0%

Mark Burchill	(1)	31,095	-	31,095	*	31,095	-	0.0%

Lillard Wells Culver III	(1)	24,876	-	24,876	*	24,876	-	0.0%

Valene Dismukes	(1)	24,876	-	24,876	*	24,876	-	0.0%

Burchard & Mary Ellen Woods Iler	(1)	24,876	-	24,876	*	24,876	-	0.0%

Burton Bartlett	(1)	24,876	-	24,876	*	24,876	-	0.0%

Gregory Lee	(1)	24,876	-	24,876	*	24,876	-	0.0%

Mary Ellen Brennan	(1)	18,657	-	18,657	*	18,657	-	0.0%

Barry Mitchell Neichin	(1)	18,657	-	18,657	*	18,657	-	0.0%

NFS LLC LP FBO, Dean Bloomquist IRA	(1)	18,657	-	18,657	*	18,657	-	0.0%

Vivian Chan Chun	(1)	18,657	-	18,657	*	18,657	-	0.0%

Henry Rodriguez	(1)	18,657	-	18,657	*	18,657	-	0.0%

Kenneth C. Johnson	(1)	15,547	-	15,547	*	15,547	-	0.0%

Anthony Huffman	(1)	15,547	-	15,547	*	15,547	-	0.0%

B & M Trust, Teddi Winograd TTEE	(1)	15,547	-	15,547	*	15,547	-	0.0%

Thomas H. Bentley III	(1)	15,547	-	15,547	*	15,547	-	0.0%

David & Debra Rush	(1)	15,547	-	15,547	*	15,547	-	0.0%

Kevin Michalski	(1)	15,547	-	15,547	*	15,547	-	0.0%

Jason Somers	(1)	15,547	-	15,547	*	15,547	-	0.0%

Susan E. & Robert S. Rogers	(1)	15,547	-	15,547	*	15,547	-	0.0%

Anthony D'Agostine	(1)	15,547	-	15,547	*	15,547	-	0.0%

William Tyler Peterson	(1)	15,547	-	15,547	*	15,547	-	0.0%

Steven W. Walsh	(1)	15,547	-	15,547	*	15,547	-	0.0%

Michael & Brooke Duenas	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Stanley Wagner IRA	(1)	15,547	-	15,547	*	15,547	-	0.0%

Richard & Sharon Snider	(1)	15,547	-	15,547	*	15,547	-	0.0%

Sheila Jenkins	(1)	15,547	-	15,547	*	15,547	-	0.0%

Joesph A. Jr & Jennifer J. Walsh	(1)	15,547	-	15,547	*	15,547	-	0.0%

Robert Chaput	(1)	15,547	-	15,547	*	15,547	-	0.0%

Todd M. & Laura A. Hunt	(1)	15,547	-	15,547	*	15,547	-	0.0%

Marin Sherman	(1)	15,547	-	15,547	*	15,547	-	0.0%

Sterling TR Cust, FBO Tim Adkins	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Ronald A. Feher IRA Rollover	(1)	15,547	-	15,547	*	15,547	-	0.0%

Robert Ferini	(1)	15,547	-	15,547	*	15,547	-	0.0%

Ralph R. Henggeler	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Judith Bein	(1)	15,547	-	15,547	*	15,547	-	0.0%

Anthony L. Hufman	(1)	15,547	-	15,547	*	15,547	-	0.0%

Jon & Janeen Wesner	(1)	15,547	-	15,547	*	15,547	-	0.0%

Michael & Michelle Testa	(1)	15,547	-	15,547	*	15,547	-	0.0%

Alvin Lai	(1)	15,547	-	15,547	*	15,547	-	0.0%

Sharon J. Snider	(1)	15,547	-	15,547	*	15,547	-	0.0%

Robert S. & Susan E. Holton Rogers	(1)	15,547	-	15,547	*	15,547	-	0.0%

Joseph T. & Susan S. Wenk	(1)	15,547	-	15,547	*	15,547	-	0.0%

William S. & Jean M. Pieper	(1)	15,547	-	15,547	*	15,547	-	0.0%

Kristen Kimball	(1)	15,547	-	15,547	*	15,547	-	0.0%

Leonard Erskine & Cheryl McDonald	(1)	15,547	-	15,547	*	15,547	-	0.0%

Michael & Brenda Waidelich	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Cheryl McDonald IRA	(1)	15,547	-	15,547	*	15,547	-	0.0%

Dennis & Marcia Morelli	(1)	15,547	-	15,547	*	15,547	-	0.0%

Arnold W. & Susan C. Lieman	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Trent France	(1)	15,547	-	15,547	*	15,547	-	0.0%

NFS LLC FBO, Thomas H. Wollenweber	(1)	15,547	-	15,547	*	15,547	-	0.0%

Edward Nolte	(1)	14,304	-	14,304	*	14,304	-	0.0%

NFS LLC FBO, Ella M. Huntington IRA	(1)	13,682	-	13,682	*	13,682	-	0.0%

NFS LLC FBO, Esther L. Gonzales	(1)	13,682	-	13,682	*	13,682	-	0.0%

Chris & Sarah Martiniak	(1)	12,438	-	12,438	*	12,438	-	0.0%

Dawn Youtsey	(1)	12,438	-	12,438	*	12,438	-	0.0%

Virginia Lee Pickering and Gene Gordon	(1)	12,438	-	12,438	*	12,438	-	0.0%

Alice Nichols	(1)	12,438	-	12,438	*	12,438	-	0.0%

Daniel Brennan	(1)	12,438	-	12,438	*	12,438	-	0.0%

Robert Gleeson	(1)	12,438	-	12,438	*	12,438	-	0.0%

Alan M. Fisher	(1)	12,438	-	12,438	*	12,438	-	0.0%

James Jones & Stacey Huguley	(1)	12,438	-	12,438	*	12,438	-	0.0%

Terrie Gros	(1)	12,438	-	12,438	*	12,438	-	0.0%

Richard McEntyre	(1)	12,438	-	12,438	*	12,438	-	0.0%

The Hill Family TR, Howard & Patricia Hill TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

Bruce Zivian	(1)	12,438	-	12,438	*	12,438	-	0.0%

Kelly P. Moran	(1)	12,438	-	12,438	*	12,438	-	0.0%

Curtis Moran	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Susan C. Maki IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

Stephen Drabek	(1)	12,438	-	12,438	*	12,438	-	0.0%

Kent Zender	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Franklin A. Dobrovich IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Joel Sender IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

NFS LLC FBO, Patricia Saffian IRA	(1)	12,438	-	12,438	*	12,438	-	0.0%

Susan Fitzgerald (SEP IRA)	(1)	12,438	-	12,438	*	12,438	-	0.0%

Indelicato Rev Tr 1/2000, Leonard Indelicato TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

David & Iris Lassoff	(1)	12,438	-	12,438	*	12,438	-	0.0%

Robert Lassoff	(1)	12,438	-	12,438	*	12,438	-	0.0%

Jacqueline Fenchel	(1)	12,438	-	12,438	*	12,438	-	0.0%

Erie Malicky	(1)	12,438	-	12,438	*	12,438	-	0.0%

Rory Lerman Green	(1)	12,438	-	12,438	*	12,438	-	0.0%

William L. Jr. & Melinda J. Holder	(1)	12,438	-	12,438	*	12,438	-	0.0%

David J. Maddox	(1)	12,438	-	12,438	*	12,438	-	0.0%

Donald & Rose Sladky	(1)	12,438	-	12,438	*	12,438	-	0.0%

Don L. Skaggs	(1)	12,438	-	12,438	*	12,438	-	0.0%

Jeff Himawan	(1)	12,438	-	12,438	*	12,438	-	0.0%

Sylvie Maria Bradly	(1)	12,438	-	12,438	*	12,438	-	0.0%

Patricia Grace	(1)	12,438	-	12,438	*	12,438	-	0.0%

Vahe Imasounian	(1)	12,438	-	12,438	*	12,438	-	0.0%

John Bock	(1)	12,438	-	12,438	*	12,438	-	0.0%

Chris Martiniak	(1)	12,438	-	12,438	*	12,438	-	0.0%

Carol E. Sawyer Liv. TR, dtd 11/4/86, Carol Sawyer TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

Quinten & Marian Ward TR dtd 12/6/96, Quinten & Marian Ward TTEE	(1)	12,438	-	12,438	*	12,438	-	0.0%

Anita L. Koch	(1)	9,950	-	9,950	*	9,950	-	0.0%

Ernest Andrews	(1)	9,328	-	9,328	*	9,328	-	0.0%

Dudley Muth	(1)	9,328	-	9,328	*	9,328	-	0.0%

Craig Epstein	(1)	8,707	-	8,707	*	8,707	-	0.0%

NFS LLC FBO, Sandra Devine, Sep IRA	(1)	8,707	-	8,707	*	8,707	-	0.0%

The McNulty Rev. Fam. Trust, Frank McNulty TTEE	(1)	8,302	-	8,302	*	8,302	-	0.0%

Ronald L. & Kimberly S. Glassman	(1)	7,463	-	7,463	*	7,463	-	0.0%

Adnan Ayoub	(1)	7,463	-	7,463	*	7,463	-	0.0%

David & Teresa M. Teague	(1)	6,219	-	6,219	*	6,219	-	0.0%

Jonathan A. Brod. Rev. TR, Jonathan A. Brod TTEE	(1)	6,219	-	6,219	*	6,219	-	0.0%

Alan S. Hodes	(1)	6,219	-	6,219	*	6,219	-	0.0%

Robert F. Schatz	(1)	6,219	-	6,219	*	6,219	-	0.0%

Richard A. & Debra M. Glassman	(1)	6,219	-	6,219	*	6,219	-	0.0%

Brian Frenzel	(1)	6,219	-	6,219	*	6,219	-	0.0%

James Sharpe	(1)	6,219	-	6,219	*	6,219	-	0.0%

Catherine Dix Allen	(1)	6,219	-	6,219	*	6,219	-	0.0%

Ronald L. Rowland	(1)	6,219	-	6,219	*	6,219	-	0.0%

Brian Frenzel	(1)	6,219	-	6,219	*	6,219	-	0.0%

Anthony Brand	(1)	4,136	-	4,136	*	4,136	-	0.0%

		30,790,539	1,614,742	32,405,281	69.5%	32,181,281	224,000	0.5%

____________________
*Less than 0.1%

(1) Shares purchased in the July private placement offering underwritten by Brookstreet Securities.

(2) Shares purchased in the October private placement.

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold on the Electronic Bulletin Board at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•  Block transactions;

•	Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•  Privately negotiated transactions;

•  Through the writing of options on the shares;

•  Short sales; or

•  Any combination of these transactions.

        The sale price to the public in these transactions may be:

•  The market price prevailing at the time of sale;

•  A price related to the prevailing market price;

•  Negotiated prices; or

•  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        Mr. Lykiardopoulos has been granted stock options by four of our stockholders (L. Michael Underwood, West Hampton Special Situations Fund, LLC, The Elevation Fund, LLC and Battersea Capital, Inc.) to purchase shares of our common stock from them exercisable at $.008 per share based upon the following: (i) 1,865,687 options become exercisable at such time as Triton reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,731,375 options become exercisable if, on or before December 31, 2007, Triton reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,731,375 options become exercisable if, on or before December 31, 2008, Triton reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute our remaining stockholders.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share.

Common Stock

        Currently, there are 45,013,213 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

        We are authorized to issue 2,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Computershare, Inc., Denver, Colorado, is our transfer agent.

 SHARES ELIGIBLE FOR FUTURE SALE

        We have 45,013,213 shares of common stock outstanding, comprised of 30,566,539 shares which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus, 12,758,764 shares which are restricted shares but are eligible for sale under Rule 144 beginning in July 2007 and the remaining 1,687,910 shares which may be sold at any time under Rule 144.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•  1% of the then outstanding shares of our common stock; or

•	The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our financial statements included in this prospectus as of December 31, 2005 and the years ended December 31, 2005 and 2004 have been included in reliance on the reports of Schumacher & Associates, Inc., an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing in issuing such reports.

        The financial statements for Triton included in this prospectus for the period from inception (January 10, 2006) to March 31, 2006 have been included in reliance on the report of Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing in issuing such reports.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 597,137 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

TRITON DISTRIBUTION SYSTEMS, INC.

45,013,213 SHARES OF COMMON STOCK

         Until ______________, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article VII, Section 2, of our Articles of Incorporation provides for indemnification of our officers, directors and controlling persons to the full extent provided by Colorado law. Further, Article VII, Section 3, provides that no director is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer except for (i) a breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) a transaction from which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided under Colorado law.

        Under the Colorado corporate statutes, Colorado corporations are permitted to indemnify their officers and directors for liability to stockholders, so long as such indemnification does not include the items set forth in the previous paragraph under (i) through (iv).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fees	$17,217
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$3,000
Printing Expenses	$5,000
Legal Fees	$80,000
Accounting Fees	$40,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$783
Total	$150,000	(2)
____________________
(1)	All expenses, except the SEC registration fee, are estimated.

(2)	All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following shares of our unregistered securities:

(i) In July 2006 we acquired all of the outstanding common stock of Triton Distribution Systems, Inc. for 36,750,950 shares of our common stock pursuant to a Share Exchange Agreement with Triton and its stockholders.

(ii) In July 2006 we issued an aggregate of 7,148,710 shares of our common stock to a group of 230 accredited investors through Brookstreet Securities Corporation, as Placement Agent, at $.80 per share pursuant to the exemption provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The names of all such investors are set forth under “Selling Stockholders” in the prospectus which is a part of this Registration Statement. The shares were offered solely to accredited investors, no form of general advertising was used, all investors took the shares as an investment and not with the intent to distribute and all shares were issued with a restrictive legend thereon. As additional consideration for acting as our Placement Agent, we issued to Brookstreet warrants to acquire 1,429,742 shares of our common stock at $.80 per share and also issued to it 598,029 shares for investment banking consulting services valued at $.80 per share.

(iii) In July 2006 we issued 1,119,412 shares each valued at $.80 per share to Capital Group Communications, Inc. and Livestrong Venture Capital Partners, Inc. for investor relations services.

(iv) In September 2006 we issued 3,450,000 and 287,500 shares of our common stock to two accredited Kuwaiti corporate investors, pursuant to the exemption provided by Section 4(2) of the Act, for $.80 per share and paid a finder’s fee of 185,000 common stock purchase warrants. The warrants are exercisable at $.80 per share until September 18, 2007. Both investors took the common stock for investment purposes and not with the intent to distribute and the certificates were issued with a restrictive legend thereon.

ITEM 27. EXHIBIT INDEX.

Number	Exhibit
5.1	Opinion of Gary A. Agron
10.1	Exchange Agreement with Triton Distribution Systems, Inc. (1)
10.2	NAITAS Agreement (1)
10.3	Malaysia Airlines Agreement (1)
10.5	eLong Agreement (1)
10.6	Yoee Agreement (1)
10.7	Galileo Agreement (1)
10.8	SITA Agreement (1)
10.9	Definitive Agreement with Mr. Lykiardopoulos (1)
10.10	Employment Agreement with Mr. Lykiardopoulos (1)
10.11	Consulting Agreement with Univest Group, Ltd.
10.12	Agreement with CITS
10.13	Agreement with SkyEyes Airlines
23.1	Consent of Moore Stephens Wurth Frazier and Torbet, LLC
23.2	Consent of Schumacher & Associates, Inc.
23.3	Consent of Gary A. Agron (see 5.1 above)

 ____________________
(1)  Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 14, 2006.

ITEM 28. UNDERTAKINGS.

        The Registrant hereby undertakes:

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

        (c)   That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

        (d)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (e)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sausalito, California on October 27, 2006.

TRITON DISTRIBUTION SYSTEMS, INC.
By:	/s/ Gregory Lykiardopoulos Gregory Lykiardopoulos Chief Executive Officer
Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on October 27, 2006.

Signature	Title

/s/ Gregory Lykiardopoulos	Chairman and Chief Executive Officer
Gregory Lykiardopoulos

/s/ Kevin Pickard	Chief Financial Officer
Kevin Pickard	(Principal Accounting Officer)

/s/ Stephen Garland	Director
Stephen Garland

/s/ Khaled El-Marsafy	Director
Khaled El-Marsafy

EXHIBIT INDEX

Number	Exhibit
5.1	Opinion of Gary A. Agron
10.1	Exchange Agreement with Triton Distribution Systems, Inc. (1)
10.2	NAITAS Agreement (1)
10.3	Malaysia Airlines Agreement (1)
10.5	eLong Agreement (1)
10.6	Yoee Agreement (1)
10.7	Galileo Agreement (1)
10.8	SITA Agreement (1)
10.9	Definitive Agreement with Mr. Lykiardopoulos (1)
10.10	Employment Agreement with Mr. Lykiardopoulos (1)
10.11	Consulting Agreement with Univest Group, Ltd.
10.12	Agreement with CITS
10.13	Agreement with SkyEyes Airlines
23.1	Consent of Moore Stephens Wurth Frazier and Torbet, LLC
23.2	Consent of Schumacher & Associates, Inc.
23.3	Consent of Gary A. Agron (see 5.1 above)

 ____________________
(1)  Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 14, 2006.

Index to Financial Statements

Note: The attached financial statements are those of Petramerica Oil, Inc., a Colorado corporation (shell company) (“Petramerica”) and Triton Distribution System, Inc., a Nevada corporation (operating company) (“Triton”). On July 10, 2006 Petramerica entered into an exchange agreement with Triton whereby Petramerica issued shares in exchange for all the issued and outstanding shares of Triton. This transaction has been accounted for as a recapitalization of Triton.

On August 17, 2006, Petramerica changed its name to Triton Distribution Systems, Inc., a Colorado corporation. To avoid any confusion with two companies with the same name, the attached financial statements of the shell company reflect the prior name of Petramerica.

Page Nos.

Petramerica Oil, Inc.audited financial statements for the years ended December 31, 2005 and 2004	F-1 to F-10

Petramerica Oil, Inc.unaudited financial statements for the six months ended June 30, 2006 and 2005	F-11 to F-17

Triton Distribution Systems, Inc. audited financial statements for the period from inception (January 10, 2006) to March 31, 2006	F-18 to F-33

Triton Distribution Systems, Inc. unaudited financial statements for the period from inception (January 10, 2006) to June 30, 2006	F-34 to F-51

Petramerica Oil, Inc. and Triton Distribution, Inc. pro forma combined financial statements.	F-52 to F-56

Report of Independent Registered Public Accounting Firm

Board of Directors
Petramerica Oil, Inc.

We have audited the accompanying balance sheet of Petramerica Oil, Inc. (a development stage company), as of December 31, 2005, and the related statements of operations, stockholders' equity (deficit), and cash flows for the two years ended December 31, 2005 and 2004, and for the period from March 25, 2002 (date of new development stage) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petramerica Oil, Inc. as of December 31, 2005, and the results of its operations and cash flows for the two years ended December 31, 2005 and 2004, and for the period from March 25, 2002 (date of new development stage) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has negative working capital and a stockholders' deficit and no active business operations which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SCHUMACHER & ASSOCIATES, INC.
SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado
March 8, 2006

PETRAMERICA OIL, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash	$229	$13,081
Total Current Assets	229	13,081

Total Assets	$229	$13,081

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$604	$--
Accrued interest payable	239	--
Loans payable, related parties	8,000	--
Total current liabilities	8,843	--

Commitments and contingencies (Notes 1, 2, 5, 6 and 7)

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, no par value. Authorized 2,000,000 shares; none issued and outstanding	--	--
Common stock, no par value. Authorized 20,000,000 shares; issued and outstanding 2,087,910 shares	250,370	250,370
Accumulated deficit during development stage	(64,293)	(42,598)
Accumulated deficit	(194,691)	(194,691)

Total Stockholders' Equity (Deficit)	(8,614)	13,081

Total Liabilities and Stockholders' Equity (Deficit)	$229	$13,081

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	Period from March 25, 2002 (date of new development stage) to December 31, 2005

Revenues	$--	$--	$--

Operating Expenses
Audit and accounting fees	3,700	13,500	24,236
Legal fees	11,706	11,730	25,354
Shareholder expenses	5,815	3,349	14,132
Other general & administrative expenses	235	44	332

Total Operating Expenses	21,456	28,623	64,054

Other (Expense)
Interest (Expense)	(239)	--	(239)

NET (LOSS)	$(21,695)	$(28,623)	$(64,293)

Loss per Share	$(0.01)	$(0.01)	$(0.03)

Weighted Average Number of Shares Outstanding	2,087,910	2,087,910	2,087,910

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Period from March 25, 2002 (date of
new development stage) through December 31, 2005

						Accumulated
						(deficit)	Total
						during	Stockholders'
	Preferred Stock		Common Stock		Accumulated	Development	Equity
	Shares	Amount	Shares	Amount	(deficit)	Stage	(Deficit)

Balance, March 25, 2002	--	$--	2,087,910	$190,370	$(194,691)	$--	$(4,321)

Capital contributions	--	--	--	30,000	--	--	30,000
Net loss	--	--	--	--	--	(6,709)	(6,709)

Balance, December 31, 2002	--	--	2,087,910	220,370	(194,691)	(6,709)	18,970

Net loss	--	--	--	--	--	(7,266)	(7,266)

Balance, December 31, 2003	--	--	2,087,910	220,370	(194,691)	(13,975)	11,704

Capital contributions	--	--	--	30,000	--	--	30,000
Net loss	--	--	--	--	--	(28,623)	(28,623)

Balance, December 31, 2004	--	--	2,087,910	250,370	(194,691)	(42,598)	13,081

Net loss	--	--	--	--	--	(21,695)	(21,695)

Balance, December 31, 2005	--	$--	2,087,910	$250,370	$(194,691)	$(64,293)	$(8,614)

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
			Period from March 25,
			2002 (date of new
	For the Year Ended	For the Year Ended	development stage) to
	December 31, 2005	December 31, 2004	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(21,695)	$(28,623)	$(64,293)
Adjustments to reconcile net loss to net cash used in
operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	843	--	(3,478)

Net cash (used in) operating activities	(20,852)	(28,623)	(67,771)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans payable, related parties	8,000	--	8,000
Paid-in-Capital	--	30,000	60,000

Net cash provided by financing activities	8,000	30,000	68,000

NET DECREASE IN CASH AND CASH EQUIVALENTS	(12,852)	1,377	229

Cash and cash equivalents at beginning of period	$13,081	$11,704	$--

Cash and cash equivalents at end of period	$229	$13,081	$229

Supplemental Disclosure Of Cash Flow Information
Cash paid for:
Interest	$--	$--	$--
Income taxes	$--	$--	$--

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(a Development Stage Company)

Notes to Financial Statements
December 31, 2005

Note 1- Summary of Accounting Policies, and Nature of Operations

This summary of significant accounting policies of Petramerica Oil, Inc. (Company), a "Development Stage Enterprise", is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Operations

Petramerica Oil, Inc. (the Company) was incorporated in the State of Colorado on September 22, 1986. The Company was formed to pursue oil and gas activities in the Rocky Mountain region, but has been primarily involved in raising capital and has not conducted any significant operations since inception.

Effective March 25, 2002 (date of new development stage), the Company commenced activities to become current in reporting with the SEC with the intention to become a publicly trading company. The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

Development Stage Activities

The Company is in the development stage and has not yet realized any revenues from its planned operations. The Company's business plan is to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

Based upon the Company's business plan, it is a development stage enterprise. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company has adopted the Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the use of the asset and liability method of accounting of income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2005, the Company had no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

Estimated Fair Value of Financial Instruments

The carrying value of the Company's financial instruments, consisting of accounts payable, accrued liabilities and notes payable approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

Revenue Recognition

The Company has had no revenues since its new development stage. It is the Company's policy that revenues will be recognized in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition." Under SAB 104, product revenues (or service revenues) are recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectibility is reasonably assured.

Concentrations

Financial instruments that potentially subject the company to concentrations of credit risk consist principally of cash and cash equivalents. At December 31, 2005 and 2004, the Company had no amounts of cash or cash equivalents in financial institutions in excess of amounts insured by agencies of the U.S. Government.

Recent Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and a revised interpretation of FIN 46 ("FIN 46-R") in December 2003. FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. Since January 31, 2003, the Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. For all arrangements entered into after January 31, 2003, the Company was required to continue to apply FIN 46 through April 30, 2004. The Company was required to adopt the provisions of FIN 46-R for those arrangements on May 1, 2004. For arrangements entered into prior to February 1, 2003, the Company was required to adopt the provisions of FIN 46-R on May 1, 2004. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued FAS

123(R), Shareholder Based Payments, that, upon implementation, will impact the Company's net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. FAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. Consistent with provisions of the new standard, the Company adopted FAS 123(R) in the third quarter of 2005, and to implement it on a prospective basis.

There were various other accounting standards and interpretations issued during 2005 and 2004, none of which are expected to have a material impact on the Company's consolidated financial position, operations or cash flows.

Other

The Company consists of one reportable business segment. The Company paid no dividends during the periods presented.

Note 2 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principals in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has negative working capital and a stockholders' deficit and no active business operations, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependant upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

The Company has been economically dependant on its officers and directors to fund operations. In order to meet its liquidity needs during the next fiscal year, the Company will receive additional financing from its officers, directors and stockholders. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 - Stockholders' Equity (Deficit)

The Company's articles of incorporation, as amended, authorize the issuance of 2,000,000 shares of no par value preferred stock and vests the Board of Directors with the authority to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of the shares of any such series at a future date. As of December 31, 2005, there were no preferred shares issued and outstanding.

The Company's articles of incorporation, as amended, authorize the issuance of 20,000,000 shares of no par value common stock. During the period from September 22, 1986 (inception) through December 31, 2003, the Company issued an aggregate of 85,910,000 (pre-split) shares of the Company's common stock to investors for proceeds of $190,370, net of offering costs.

In January 1993, the stockholders of the Company approved a decrease in the number of authorized shares of common stock from 300,000,000 shares to 20,000,000 and approved a change in par value of the Company's common stock from $.00001 per share to $.05 per share. The stockholders also authorized the issuance of 2,000,000 shares of preferred stock with a $.10 par value. The stockholders also approved a 1,000-for-1 reverse stock split of existing outstanding common shares, resulting in 85,910 shares of the Company's common stock issued and outstanding after the split.

In October 1996, the Company issued an aggregate of 2,002,000 shares of the Company's common stock for proceeds of $2,100.

On March 25, 2002, a director of the Company entered into a Stock Purchase Agreement (the Agreement) to sell 2,002,460 shares of the Company's common stock to new investors for consideration of $30,000, representing approximately 95.9% of the Company's outstanding common shares. In connection with the Agreement, the two existing directors of the Company resigned, and three new directors were appointed.

During 2002, the Company received 30,000 of capital from existing stockholders. No shares were issued by the Company in connection with this funding and the transactions have been recorded as a $30,000 increase to paid-in capital.

During 2002, the Company amended its articles of incorporation to change the par value of the common stock from $0.05 to no par value and the par value of the preferred stock from $0.10 to no par value. The accompanying financial statements reflect this change for all periods presented.

During 2004, the Company received an additional $30,000 of capital from existing stockholders. No shares were issued by the Company in connection with this funding and the transactions have been recorded as a $30,000 increase to paid-in capital.

Note 4 - Related Party Transactions

In addition to other related party transactions disclosed, the Company uses the offices of its President for its minimal office facility needs for no consideration. No provision for these costs has been provided since it has been determined that they are immaterial.

Note 5 - Loans Payable, Related Parties

	December 31,
	2005	2004

Loans payable to related parties, interest	$8,000	$-
at the annual rate of 5%. The loans are
uncollateralized and mature May 27, 2006.

Note 6 - Income Taxes

The Company has an estimated net operating loss carry forward of approximately $64,300 and $42,600 at December 31, 2005 and 2004, respectively, to offset future taxable income. The net operating loss carry forward if not used, will expire in various years through 2025. The net operating loss of approximately $195,000 from the period prior to the new development stage is severely restricted as per the Internal Revenue Code due to the change in ownership. No deferred income taxes have been recorded because of the uncertainty of future taxable income to be offset.

The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

Period Ending	Estimated NOL Carry-forward	NOL Expires	Estimated Tax Benefit from NOL	Valuation Allowance	Change in Valuation Allowance	Net Tax Benefit
December 31, 2005	64,300	2025	11,900	(11,900)	(4,000)	--

December 31, 2004	42,600	2024	7,900	(7,900)	(5,300)	--

Income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating

loss carry forward	(15%)
State tax benefit, net of federal benefit	(3.5%)
Deferred income tax valuation allowance	18.5%
Actual tax rate	0%

PETRAMERICA OIL, INC.
(a Development Stage Company)

Balance Sheets

	June 30,	December 31,
	2006	2005
	(Unaudited)	(See Note 1)
Assets
Current assets
Cash	$7,202	$229

Total current assets	7,202	229

Total assets	$7,202	$229

Liabilities and Stockholders' (Deficit)

Current Liabilities
Accounts payable	$15,402	$604
Accrued interest payable	604	239
Loans payable, related parties	24,000	8,000

Total current liabilities	40,006	8,843

Stockholders' (deficit)
Preferred stock, no par value, 2,000,000 shares authorized, none issued and outstanding	--	--

Common stock, no par value, 20,000,000 shares authorized, 2,087,910 shares issued and outstanding	250,370	250,370
Accumulated deficit during development stage	(88,483)	(64,293)
Accumulated deficit	(194,691)	(194,691)

Total stockholders' (deficit)	(32,804)	(8,614)

Total liabilities and stockholders' (deficit)	$7,202	$229

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(a Development Stage Company)
Statements of Operations
(unaudited)

	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005

Revenues	$--		$--

Operating Expenses
Audit and accounting fees	1,700		1,350
Legal Fees	14,563		828
Shareholder expenses	690		619
Other general & administrative expense	490		379

Total operating expenses	17,443		3,177

Other (expense)

Interest (expense)	(203)		(37)
Net (loss)	$(17,646)		$(3,214)

Loss per share	$(.01)	$	Nil

Weighted average number of shares outstanding	2,087,910		2,087,910

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(a Development Stage Company)
Statements of Operations
(unaudited)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Period from March 25, 2002 (date of new development stage) to June 30, 2006
Revenues	$--	$--	$--

Operating Expenses
Audit and accounting fees	5,700	1,650	29,936
Legal Fees	15,928	10,828	41,282
Shareholder expenses	1,687	2,677	15,819
Other general & administrative expense	510	973	842
Total Operating Expenses	23,825	16,128	87,879

Net Operating Loss	(23,825)	(16,128)	(87,879)

Other (Expense)
Interest (Expense)	(365)	(37)	(604)
Net Loss	$(24,190)	$(16,165)	$(88,483)

Loss per Share	$(0.01)	$(0.01)	(0.04)

Weighted Average Number of Shares Outstanding	2,087,910	2,087,910	2,087,910

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(a Development Stage Company)
Statements of Cash Flows
(unaudited)
			Period from March 25, 2002 (date of new development stage) to
	For the Six Months Ended June 30
	2006	2005	June 30, 2006
Cash flows from operating activities
Net (loss)	$(24,190)	$(16,165)	$(88,483)
Adjustments to reconcile net loss to net cash used in
operating activities
Changes in assets and liabilities
Accounts payable	15,163	887	11,685

Net cash (used in) operating activities	(9,027)	(15,278)	(76,798)

Cash flows from financing activities

Proceeds from loans payable, related parties	16,000	8,000	24,000

Paid-in-Capital	--	--	60,000

Net cash provided by financing activities	16,000	8,000	84,000

Net increase (decrease) in cash	6,973	(7,278)	7,202

Cash - beginning of period	229	13,081	--

Cash - end of period	$7,202	$5,803	$7,202

Cash paid for interest	$--	$--	$--

Cash paid for income taxes	$--	$--	$--

The accompanying notes are an integral part of these financial statements.

PETRAMERICA OIL, INC.
(a Development Stage Company)
Notes to Financial Statements
June 30, 2006 (Unaudited)

Note 1- Unaudited Financial Statements

The balance sheets as of June 30, 2006, the statements of operations and the statements of cash flows for the six month periods ended June 30, 2006 and 2005 have been prepared by Petramerica Oil, Inc. (Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at June 30, 2006 and for all periods presented, have been made.

It is suggested that these statements be read in conjunction with the December 31, 2005 audited financial statements and the accompanying notes included in Form 10-KSB, filed with the Securities and Exchange Commission.

Note 2- Description of Business and Summary of Significant Accounting Policies

Petramerica Oil, Inc. (the Company) was incorporated in the State of Colorado on September 22, 1986. The Company was formed to pursue oil and gas activities in the Rocky Mountain region, but has been primarily involved in raising capital and has not conducted any significant operations since inception. The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

The Company is a start-up company that has not had any significant revenue since inception. The Company realized a net loss of approximately $ 88,483 during the period from March 25, 2002 (date of new development stage) through June 30, 2006, and there is no assurance that the Company will generate revenue or earn profit in the future. Effective March 25, 2002 (date of new development stage), the Company commenced activities to become current in reporting with the SEC with the intention to become a publicly trading company.

The Company has been economically dependent on its officers and directors to fund operations. In order to meet its liquidity needs during the next fiscal year, the Company will receive additional financing from its officers, directors and stockholders.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principals in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has negative working capital and a stockholders' deficit and no active business operations, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependant upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

The Company has been economically dependant on its officers and directors to fund operations. In order to meet its liquidity needs during the next fiscal year, the Company will receive additional financing from its officers, directors and stockholders. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 4 - Stockholders' Equity

During the period from September 22, 1986 (inception) through March 15, 1989, the Company issued an aggregate of 85,910,000 (pre-split) shares of the Company's common stock to investors for proceeds of $188,270, net of offering costs.

In January 1993, the stockholders of the Company approved a decrease in the number of authorized shares of common stock from 300,000,000 shares to 20,000,000 and approved a change in par value of the Company's common stock from $.00001 per share to $.05 per share. The stockholders also authorized the issuance of 2,000,000 shares of preferred stock with a $.10 par value. The stockholders also approved a 1,000-for-1 reverse stock split of existing outstanding common shares, resulting in 85,910 shares of the Company's common stock issued and outstanding after the split.

In October 1996, the Company issued an aggregate of 2,002,000 shares of the Company's common stock for proceeds of $2,100.

On March 25, 2002, a director of the Company entered into a Stock Purchase Agreement (the Agreement) to sell 2,002,460 shares of the Company's common stock to new investors for consideration of $30,000, representing approximately 95.9% of the Company's outstanding common shares. In connection with the Agreement, the two existing directors of the Company resigned, and three new directors were appointed.

During 2002, the Company received an additional $30,000 of capital from existing stockholders. No shares were issued by the Company in connection with this funding, and the transactions have been recorded as a $30,000 increase to paid-in capital.

During 2002, the Company amended their articles of incorporation to change the par value of the common stock from $.05 to no par value and the par value of the preferred stock from $.10 to no par value. The accompanying financial statements reflect this change for all periods presented.

During 2004, the Company received an additional $30,000 of capital from existing stockholders. No shares were issued by the Company in connection with this funding and the transactions have been recorded as a $30,000 increase to paid in capital.

Note 5 - Note Payable, Related Party

During May 2005, the Company borrowed $8,000 from a related party. The note is uncollateralized, bears interest at 5% per annum, and matures in May 2007.

During February 2006, the Company borrowed $8,000 from a related party. The note is uncollateralized, bears interest at 5% per annum, and matures in February 2007.

During June 2006, the Company borrowed $8,000 from a related party. The note is uncollateralized, bears interest at 5% per annum, and matures in June 2007.

Note 6 - Subsequent Event

On July 10, 2006, the Company exchanged, pursuant to an Exchange Agreement with Triton Distribution Systems, Inc. ("Triton"), an aggregate of 36,754,041 shares of its common stock (comprised of 17,848,408 shares of common stock and convertible preferred stock convertible on August 17, 2006 into 18,905,632 shares of common stock) for all 29,550,000 shares of the outstanding common stock of Triton based upon an exchange rate of 1.2437916 shares of the Company for each share of Triton. Following the closing of the Exchange Agreement, there were 38,441,951 shares of the Company's common stock outstanding and Triton became a wholly-owned subsidiary of the Company. This transaction is being accounted for as a reverse acquisition because the former controlling shareholders of Triton are now the controlling shareholders of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Triton Distribution Systems, Inc.

Sausalito, California

We have audited the accompanying balance sheet of Triton Distribution Systems, Inc. (a development stage company) as of March 31, 2006, and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (January 10, 2006) to March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triton Distribution Systems, Inc. as of March 31, 2006, and the results of its operations and cash flows for the period from inception (January 10, 2006) to March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
June 28, 2006
except for paragraphs 1 and 2 of Note 9 as to which the
   date is July 12, 2006

Triton Distribution Systems, Inc.

(A Development Stage Company)

Balance Sheet

March 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$103,747
Prepaid and other current assets	20,548

TOTAL CURRENT ASSETS	124,295

FURNITURE AND EQUIPMENT, net of accumulated depreciation of $1,074	40,593
WEBSITE DEVELOPMENT COSTS, net of accumulated amortization of $821	18,879
INTELLECTUAL PROPERTY, net of accumulated amortization of $5,963	232,562

TOTAL ASSETS	$416,329

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$33,942
Accounts payable - related party	40,000
Accrued interest - related party	6,838
Notes payable - related party	942,604

TOTAL CURRENT LIABILITIES	1,023,384

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Preferred stock; $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding
Common stock; $0.001 par value; 100,000,000 shares authorized; 28,800,000 shares issued and outstanding	28,800
Additional paid-in capital	309,825
Deficit accumulated during the development stage	(945,680)

TOTAL STOCKHOLDERS’ DEFICIT	(607,055)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$416,329

See report of independent registered public accounting firm.

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Statement of Operations

Inception (January 10, 2006) to March 31, 2006

NET SALES	$—

COST OF SALES	—

GROSS PROFIT	—

OPERATING EXPENSES:
Payroll and related benefits	436,143
Professional fees	217,639
Marketing and advertising	33,423
Other general and administrative expenses	251,637

TOTAL OPERATING EXPENSES	938,842

LOSS FROM OPERATIONS	(938,842)

OTHER INCOME (EXPENSE)
Interest expense	(6,838)

TOTAL OTHER INCOME (EXPENSE)	(6,838)

LOSS BEFORE PROVISION FOR INCOME TAXES	(945,680)

PROVISION FOR INCOME TAXES	—

NET LOSS	$(945,680)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	28,800,000

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period From Inception (January 10, 2006) to March 31, 2006

	Common stock		Additional paid-in	Deficit accumulated during the development	Total stockholders' equity
	Shares	Amount	capital	stage	(deficit)
Balance at inception (January 10, 2006)	—	$—	$—	$—	$—

Issuance of common stock for cash and contribution of intellectual property	28,800,000	$28,800	$309,825	—	338,625

Net loss				(945,680)	(945,680)

Balance at March 31, 2006	28,800,000	$28,800	$309,825	$(945,680)	$(607,055)

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Statement of Cash Flows

Inception (January 10, 2006) to March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(945,680)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,858
Changes in assets and liabilities:
Prepaid expenses and other assets	(20,548)
Accounts payable	33,942
Accounts payable - related party	40,000
Accrued interest - related party	6,838

Net cash used in operating activities	(877,590)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(41,667)
Payment for web development costs	(19,700)

Net cash used in investing activities	(61,367)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	100,100
Proceeds from issuance of notes payable	942,604

Net cash provided by financing activities	1,042,704

NET INCREASE IN CASH AND CASH EQUIVALENTS	103,747

CASH AND CASH EQUIVALENTS, Beginning of period	—

CASH AND CASH EQUIVALENTS, End of period	$103,747

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$—
Income taxes paid	$—

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of intellectual property for common stock	$238,525

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the Period From Inception (January 10, 2006) to March 31, 2006

Note 1 - Organization and significant accounting policies

Organization and line of business

Triton Distribution Systems, Inc. (“TDS” or the “Company”) was incorporated in the State of Nevada on January 10, 2006. The Company had adopted a December 31 st year end. TDS is an emerging, next generation Web-based travel services distribution company. Its core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. TDS is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 as it has not generated any revenue.

History

The development of the technology and screens for the Company’s online distribution system was initiated by the Company’s CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997. GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications. GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major Global Distribution Systems (“GDSs”). In hindsight, the timing of this launch and the financial instability of smaller travel agents proved to be inopportune. By the end of 1999, the airlines in the United States completely eliminated the payment of commissions to travel agents. We believe this high-impact decision, which was designed to reduce costs, actually caused many travel agencies to cease operations and also resulted in fewer bookings for U.S. airlines.

Two years later, the United States experienced the terrorism of 9/11; we believe this catastrophic event only served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies. Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time. Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market. After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies. In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of

See report of independent registered public accounting firm.

$200,000 in cash plus additional costs associated with the foreclosure. TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to the Company in exchange for shares. These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services. TDS LLC did not transfer any of the accounts of GRS. The Company intends to develop its own strategy and plans to pursue business, first in Asia, and then in other parts of the world.

The Company was established in January 2006. The Company commenced operations with an initial emphasis on Southeast Asia and intends to expand to other international locations, including South America and Europe. Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company has limited experience as it is a development stage company but does not anticipate incurring any losses related to this credit risk. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

See report of independent registered public accounting firm.

Furniture and equipment

Furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Office equipment	5 years
Furniture and fixtures	7 years

Revenue recognition

The Company applies the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

The Company provides electronic travel distribution services through its travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. The Company charges a fee for reservations booked through its distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on the Company’s own cancellation rates once a sufficient history of cancellations is established. In estimating the amount of future cancellations that will require a transaction fee to be refunded, the Company assumes that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

Website development costs

Website development costs are for the development of the Company’s Internet website. These costs have been capitalized when acquired and installed, and are being amortized over three years. The Company accounts for these costs in accordance with EITF 00-2, “Accounting for Website Development Costs,” which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense was $821 for the period from inception (January 10, 2006) to March 31, 2006.

See report of independent registered public accounting firm.

Intellectual property

Intellectual property consists of a suite of “Expert” products for travel agents including ReservationExpert™, CruiseExpert™ and TourExpert™; “Link” products for agency customers including ResLink™, CruiseLink™ and TourLink™; and “Back-Office” agency products including IAR, TicketClient™, ItinClient™ and AccountingClient™. All of these products were purchased by certain investors for $238,525 and contributed to the Company in exchange for shares of the Company’s common stock. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates its intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of 10 years.

Amortization expense was $5,963 for the period from inception (January 10, 2006) to March 31, 2006. Amortization expense for the next 5 years is expected to be $23,852 per year.

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees , and allowed under the original provisions of SFAS No. 123. As of March 31, 2006, the Company had no employee options outstanding.

See report of independent registered public accounting firm.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss per share

The Company reports loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the net loss by the weighted average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no stock options outstanding at March 31, 2006. The Company has a net loss for the period from inception (January 10, 2006) to March 31, 2006.

Recently issued accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material effect on the financial position or results of operations of the Company.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

See report of independent registered public accounting firm.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:
4.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.

Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

Note 2 - Development stage company and going concern

The Company is a new developmental stage company as of January 10, 2006. The Company is subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of its employees to be able to service customers, and availability of sufficient capital and a limited operating history. Accordingly, the Company presents its financial statements in accordance with the accounting principles generally accepted in the United States of America that apply in establishing new operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the accumulated statement of operations and cash flows from inception of the development stage to the date on the current balance sheet. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined.

See report of independent registered public accounting firm.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has not generated any operating revenue, has incurred significant operating losses to date, has a negative cash flow from operations and has working capital and stockholders’ deficits, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management is attempting to raise additional capital and is seeking a business combination see Note 9 for further discussion. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 - Furniture and equipment

The cost of furniture and equipment at March 31, 2006 consisted of the following:

Computer equipment	$36,019
Office equipment	3,200
Furniture and fixtures	2,448
41,667
Less accumulated depreciation	(1,074)
$40,593

Depreciation expense for the period from inception (January 10, 2006) to March 31, 2006 was $1,074.

Note 4 - Notes payable - related party

In February 2006 the Company entered into a revolving credit agreement with certain investors for a maximum amount of $2,500,000. The investors, also shareholders, consisted of the following:
a.	The Elevation Fund, LLC holds 5,200,000 shares of common stock;
b.	West Hampton Special Situations Fund, LLC holds 5,200,000 shares of common stock which L. Michael Underwood is the manager of the fund and is a director of the Company;

See report of independent registered public accounting firm.

c.	LMU and Company - L. Michael Underwood has ownership in this company; and
d.	Battersea Capital Inc. holds 2,900,000 shares of common stock

L. Michael Underwood, a director of the Company, personally holds 2,900,000 shares of common stock.

The Company has outstanding various notes payable under this agreement. The notes accrue interest at 12% per annum. The principal amount of the notes plus accrued interest will be repaid from the proceeds of the Company’s private placement offering. The Company can borrow up to $2,500,000. The loan is secured by the assets of the Company. See Note 8. All principal and accrued interest is due and payable within 120 days from the date of this agreement. This agreement was verbally extended to July 11, 2006 and the outstanding balance plus accrued interest will be repaid from the proceeds of the private placement offering (See Note 9).

Note 5 - Stockholders’ deficit

The Company has authorized 110,000,000 shares of $0.001 par value stock. 100,000,000 have be authorized as common stock and 10,000,000 have been authorized as preferred stock. As of March 31, 2006, the Company has 28,800,000 shares of common stock issued and outstanding.

Upon the formation of the Company, the founding stockholders contributed $100,100 in cash and intellectual property valued at $238,525 in exchange for 28,800,000 shares of common stock.

Note 6 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at March 31, 2006 are as follows:

Deferred tax assets:
Federal net operating loss	$307,000
State net operating loss	42,000
Total deferred tax assets	349,000
Less valuation allowance	(349,000)
$—

At March 31, 2006, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $902,000 and $472,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

See report of independent registered public accounting firm.

The valuation allowance increased by $349,000 for the period from inception (January 10, 2006) to March 31, 2006 The Company has provided a 100% valuation allowance on the deferred tax assets at March 31, 2006 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the period from inception (January 10, 2006) to March 31, 2006 is as follows:

Federal income tax rate	(34.0)%
State tax, net of federal benefit	(6.0)%
Increase in valuation allowance	40.0%
Effective income tax rate	0.0%

Note 7 - Commitments and contingencies

Employment agreement

In July 2006, the Company entered into a three-year employment agreement with its CEO, Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos will receive an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos is entitled to receive additional shares of common stock if certain profitability requirements are met. These shares will be issued from existing shares. No new shares will be issued pertaining to this agreement.

Leases

The Company leases office space in an office building in Sausalito, California under an operating lease agreement that expires in May 2010. The lease provides for current monthly lease payments of $18,120 which increase over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Operating Leases
Year ending December 31,
2006	$219,785
2007	223,812
2008	227,838
2009	231,865
2010	97,310

$1,000,610

See report of independent registered public accounting firm.

The Company incurred rent expense of $36,240 for the period from inception (January 10, 2006) to March 31, 2006.

Note 8 - Related parties

In addition to the note payable discussed in Note 4, the Company had certain transactions with a related party. As of March 31, 2006, the Company owes $40,000 to Gregory Lykiardopoulos, its current CEO and major shareholder for past due compensation.

A director of the Company, Stephen Garland, is also an owner of 300,000 shares of common stock.

Note 9 - Subsequent events

Private placement

The Company is currently offering 5,750,000 shares of its common stock at $1 per share through a private placement offering. The closing of this offering was contingent upon the placement agent selling the minimum offering of $2,000,000 of common stock and the completion of a merger transaction with a public company. As of July 7, 2006, the underwriter has sold all 5,750,000 shares for gross proceeds of $5,750,000. The Company has an agreement with certain stockholders whereby these stockholders agreed to cancel up to 5,000,000 of their shares on a one-for-one basis for every shares sold in the private placement offering. As a result the net increase in the shares outstanding after the private placement offering was 750,000.

Business combination

In July 2006, the Company completed a reverse acquisition transaction with Petramerica Oil, Inc. (“Petra”), a public shell company. In accordance with the terms of the Agreement, Petra issued and exchanged 36,754,041 shares of Petra’s common stock for all 29,550,000 issued and outstanding shares of the Company’s common stock. After the merger transaction, the stockholders of the Company own approximately 95% of the issued and outstanding shares of Petra and the management and board of directors of the Company have been appointed as officers and two directors of Petra. The exchange of shares with Petra has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Company obtained control of Petra. Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity.

See report of independent registered public accounting firm.

Equity incentive plan

On June 12, 2006, the Company’s board of directors approved the Triton Distribution Systems, Inc. 2006 Equity Incentive Plan (the “Plan”) that provides for the issuance of up to 4,300,000 shares under the Plan. On June 12, 2006, the Company approved the issuance of 1,238,102 options to employees.

See report of independent registered public accounting firm.

Triton Distribution Systems, Inc.
(a Development Stage Company)
Balance Sheet
June 30,
2006
(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,668
Prepaid and other current assets	115,003
TOTAL CURRENT ASSETS	210,671

FURNITURE AND EQUIPMENT, net of accumulated depreciation of $6,340	169,122
WEBSITE DEVELOPMENT COSTS, net of accumulated amortization of $2,462	17,238
INTELLECTUAL PROPERTY, net of accumulated amortization of $11,926	226,599
TOTAL ASSETS	$623,630

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$149,590
Accounts payable - related party	35,000
Accrued expenses	33,833
Accrued interest - related party	28,635
Notes payable - related party	1,981,867
TOTAL CURRENT LIABILITIES	2,228,925

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT
Preferred stock; $0.001 par value; 10,000,000 shares
authorized; 0 shares issued and outstanding
Common stock; $0.001 par value; 100,000,000 shares
authorized; 28,800,000 shares issued and outstanding	28,800
Additional paid-in capital	317,806
Deficit accumulated during the development stage	(1,951,901)
TOTAL STOCKHOLDERS' DEFICIT	(1,605,295)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$623,630

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(a Development Stage Company)
Statements of Operations

	Three	Inception
	Months	(January 10,
	Ended	2006) to
	June 30,	June 30,
	2006	2006
	(unaudited)	(unaudited)

NET SALES	$-	$-
COST OF SALES	-	-
GROSS PROFIT	-	-

OPERATING EXPENSES:
Payroll and related benefits	510,584	946,727
Professional fees	119,514	337,153
Marketing and advertising	40,012	73,435
Other general and administrative expenses	314,315	565,952
TOTAL OPERATING EXPENSES	984,425	1,923,267
LOSS FROM OPERATIONS	(984,425)	(1,923,267)
OTHER INCOME (EXPENSE)
Interest expense	(21,796)	(28,634)
TOTAL OTHER INCOME (EXPENSE)	(21,796)	(28,634)
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,006,221)	(1,951,901)
PROVISION FOR INCOME TAXES	-	-
NET LOSS	$(1,006,221)	$(1,951,901)

NET LOSS PER SHARE:
BASIC AND DILUTED	$(0.03)	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	28,800,000	28,800,000

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(a Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from Inception (January 10, 2006) to June 30, 2006
(unaudited)

				Deficit
				accumulated	Total
			Additional	during the	stockholders'
	Common stock		paid-in	development	equity
	Shares	Amount	capital	stage	(deficit)

Balance at inception (January 10, 2006)	-	$-	$-	$-	$-

Issuance of common stock for cash and contribution of intellectual property	28,800,000	28,800	309,825		338,625
Fair value of employee stock options			7,981		7,981

Net loss				(1,951,901)	(1,951,901)

Balance at June 30, 2006	28,800,000	$28,800	$317,806	$(1,951,901)	$(1,605,295)

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(a Development Stage Company)
Statements of Cash Flows

	Three	Inception
	Months	(January 10,
	Ended	2006) to
	June 30,	June 30,
	2006	2006
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,006,221)	$(1,951,901)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization expense	12,870	20,728
Fair value of employee stock options	7,981	7,981
Changes in assets and liabilities:
Prepaid expenses and other assets	(94,455)	(115,003)
Accounts payable	115,648	149,590
Accounts payable - related party	(5,000)	35,000
Accrued expenses	33,833	33,833
Accrued interest - related party	21,797	28,635
Net cash used in operating activities	(913,547)	(1,791,137)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(133,795)	(175,462)
Payment for web development costs	-	(19,700)
Net cash used in investing activities	(133,795)	(195,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	-	100,100
Proceeds from issuance of notes payable - related party	1,039,263	1,981,867

Net cash provided by financing activities	1,039,263	2,081,967

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(8,079)	95,668

CASH AND CASH EQUIVALENTS, Beginning of period	103,747	-

CASH AND CASH EQUIVALENTS, End of period	$95,668	$95,668

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of intellectual property for common stock	$-	$238,525

The accompanying notes are an integral part of these financial statements

Triton Distribution Systems, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the Three Months Ended June 30, 2006
and the Period From Inception (January 10, 2006) to June 30, 2006
(unaudited)

Note 1 - Organization and significant accounting policies

Organization and line of business

Triton Distribution Systems, Inc. (“TDS” or the “Company”) was incorporated in the State of Nevada on January 10, 2006. The Company had adopted a December 31st year end. TDS is an emerging, next generation Web-based travel services distribution company. Its core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. TDS is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 as it has not generated revenues as of June 30, 2006 and has incurred a loss of $1,951,901 since inception.

History

The development of the technology and screens for the Company’s online distribution system was initiated by the Company’s CEO and other current management team members while they were affiliated with GRSNetwork, Inc. (“GRS”), a California corporation, which was founded in 1997. GRS’s original activities centered on creating various products for travel agents to streamline their businesses, including accounting systems, electronic reporting systems, a web-based engine, cruise products, management reports and system reporting applications. GRS produced software programs and sold them to independent travel agents, and also developed the software and website for an Internet-based system for distributing travel inventory from sellers to agents.

In 1999, GRS launched its online travel distribution service, with the original notion of recruiting U.S. travel agents that were too small to afford the minimum guarantees required by the major Global Distribution Systems (“GDSs”). In hindsight, the timing of this launch and the financial instability of smaller travel agents proved to be inopportune. By the end of 1999, the airlines in the United States completely eliminated the payment of commissions to travel agents. We believe this high-impact decision, which was designed to reduce costs, actually caused many travel agencies to cease operations and also resulted in fewer bookings for U.S. airlines.

Two years later, the United States experienced the terrorism of 9/11; we believe this catastrophic event only served to accelerate the financial decline of several major U.S.-based airlines and thousands of domestic travel agencies. Within this environment, GRS was further developing its proprietary product suite and was attempting to sign up individual travel agents, one at a time. Ultimately, GRS determined that the cost of attracting and maintaining smaller travel agencies was greater than the revenue streams that could be generated from this target market. After five years of trying to engineer a profitable business model, and having incurred significant operating losses and unpaid debt obligations, GRS went out of business in September 2004.

When GRS ceased operations, a secured lender held a security interest in all of the assets of GRS including its operating business, personal property and software technologies. In December 2005, an investor group formed TDS Acquisition, LLC, a Nevada limited liability company (“TDS LLC”), and acquired the security position of the secured lender for an investment of $200,000 in cash plus additional costs associated with the foreclosure. TDS LLC foreclosed on the inactive assets in January 2006 and contributed them to the Company in exchange for shares. These assets consisted of computers, servers, furniture and fixtures, as well as the technology (Intellectual property) to support the online distribution of travel services. TDS LLC did not transfer any of the customers of GRS. The Company intends to develop its own strategy and plans to pursue business, first in Asia, and then in other parts of the world.

The Company was established in January 2006. The Company commenced operations with an initial emphasis on Southeast Asia and intends to expand to other international locations, including South America and Europe. Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company has limited experience as it is a development stage company but does not anticipate incurring any losses related to this credit risk. As of June 30, 2006 the Company had amounts in bank accounts in excess of FDIC insurance of approximately $148,000. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Furniture and equipment

Furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3-7 years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

The estimated service lives of furniture and equipment are as follows:

Computer equipment	5 years
Software	3 years
Office equipment	5 years
Furniture and fixtures	7 years
Tenant improvements	7 years

Revenue recognition

The Company applies the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

The Company provides electronic travel distribution services through its travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients. The Company charges a fee for reservations booked through its distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on the Company’s own cancellation rates once a sufficient history of cancellations is established. In estimating the amount of future cancellations that will require a transaction fee to be refunded, the Company assumes that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

As of June 30, 2006, all the revenue for the Company was derived from one customer.

Website development costs

Website development costs are for the development of the Company's Internet website. These costs have been capitalized when acquired and installed, and are being amortized over three years. The Company accounts for these costs in accordance with EITF 00-2, "Accounting for Website Development Costs," which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense was $1,641 and $2,462 for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006, respectively.

Intellectual property

Intellectual property consists of a suite of “Expert” products for travel agents including ReservationExpert™, CruiseExpert™ and TourExpert™; “Link” products for agency customers including ResLink™, CruiseLink™ and TourLink™; and “Back-Office” agency products including IAR, TicketClient™, ItinClient™ and AccountingClient™. All of these products were purchased by certain investors for $238,525 and contributed to the Company in exchange for shares of the Company’s common stock. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates its intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of ten years.

Amortization expense was $5,963 and $11,926 for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006, respectively. Amortization expense for the next 5 years is expected to be $23,852 per year.

Impairment of long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.   SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Stock based compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. As of June 30, 2006, the Company had 1,267,969 employee stock options outstanding.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss per share

The Company reports loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing the net loss by the weighted average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were 1,267,969 employee stock options outstanding at June 30, 2006. The Company had a net loss for the three months ended June 30, ,2006 and for the period from inception (January 10, 2006) to June 30, 2006, therefore any outstanding employee stock options would be anti-dilutive.

Recently issued accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material effect on the financial position or results of operations of the Company.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:
4.

At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.

Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

Note 2 - Development stage company and going concern

The Company is a new developmental stage company formed on January 10, 2006. The Company is subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of its employees to be able to service customers, and availability of sufficient capital and a limited operating history. Accordingly, the Company presents its financial statements in accordance with the accounting principles generally accepted in the United States of America that apply in establishing new operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the accumulated statement of operations and cash flows from inception of the development stage to the date on the current balance sheet. Contingencies exist with respect to this matter, the ultimate resolution of which cannot presently be determined.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has not generated revenues, has incurred significant operating losses of $1,951,901 to date, has a negative cash flow from operations and has working capital and stockholders' deficits, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has raised and is attempting to raise additional capital and has effectuated a business combination with a public company (See Note 9 for further discussion). Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 - Furniture and equipment

The cost of furniture and equipment at June 30, 2006 consisted of the following:

Computer equipment	$60,154
Software	24,240
Office equipment	4,809
Furniture and fixtures	65,397
Tenant improvements	20,882
175,482
Less accumulated depreciation	(6,360)

$169,122

Depreciation expense was $5,266 and 6,360 for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006, respectively.

Note 4 - Notes payable - related party

In February 2006 the Company entered into a revolving credit agreement with certain investors for a maximum amount of $2,500,000. The investors, also shareholders, consisted of the following:

a.	The Elevation Fund, LLC holds 5,200,000 shares of common stock;

b.	West Hampton Special Situations Fund, LLC holds 5,200,000 shares of common stock which L. Michael Underwood is the manager of the fund and is a director of the Company;

c.	LMU and Company - L. Michael Underwood has ownership in this company; and

d.	Battersea Capital Inc. holds 2,900,000 shares of common stock

L. Michael Underwood, a director of the Company, personally holds 2,900,000 shares of common stock.

The Company has outstanding various notes payable under this agreement. The notes accrue interest at 12% per annum. The principal amount of the notes plus accrued interest will be repaid from the proceeds of the Company’s private placement offering. The Company can borrow up to $2,500,000. The loan is secured by the assets of the Company. See Note 8. All principal and accrued interest is due and payable within 120 days from the date of this agreement. This agreement was verbally extended to July 11, 2006 and the outstanding balance plus accrued interest will be repaid from the proceeds of the private placement offering (See Note 9).

Note 5 - Stockholders’ deficit

The Company has authorized 110,000,000 shares of $0.001 par value stock. 100,000,000 have be authorized as common stock and 10,000,000 have been authorized as preferred stock. As of June 30, 2006, the Company has 28,800,000 shares of common stock issued and outstanding.

Upon the formation of the Company, the founding stockholders contributed $100,100 in cash and intellectual property valued at $238,525 in exchange for 28,800,000 shares of common stock.

Stock Options

The Company accounts for stock options under SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.

The Company recognized $7,981 in share-based compensation expense for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006. The impact of this share-based compensation expense on the Company’s basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

On June 12, 2006, the Company’s board of directors approved the Triton Distribution Systems, Inc. 2006 Equity Incentive Plan (the “Plan”) that provides for the issuance of up to 4,300,000 shares under the Plan.

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 10, 2006	-	-	$0
Granted	1,267,969	$1.00
Forfeited	-	-
Exercised	-	-
Outstanding, June 30, 2006	1,267,969	$1.00	$0

As of June 30, 2006, no options had vested.

For options granted during 2006, the weighted-average fair value of such options was $0.21 and at June 30, 2006 the weighted average remaining contractual life of options outstanding is 9.95 years. For all options granted in 2006, the exercise price was equal to the market price of the Company’s stock at the date of grant.

As of June 30, 2006, there was $261,055 of total unrecognized compensation cost related to non-vested options granted under the plan. That cost is expected to be recognized over the 3 year life of the options.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.5%
Expected life of the options	3.00 years
Expected volatility	22%
Expected dividend yield	0

Since the Company’s stock was not publicly traded at the time the options were issued, the expected volatility was based on the volatility of a competitor’s common stock that is publicly traded.

Note 6 - Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2006 are as follows:

Deferred tax assets:
Federal net operating loss	$597,000
State net operating loss	172,000
Equity compensation	3,000
Total deferred tax assets	772,000
Less valuation allowance	(772,000)
$--

At June 30, 2006, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $1,756,000 and $1,927,000, respectively. Federal NOLs could, if unused, expire in 2021. State NOLs, if unused, could expire in 2011.

The valuation allowance increased by $423,000 and $772,000 for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006, respectively. The Company has provided a 100% valuation allowance on the deferred tax assets at June 30, 2006 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the period from inception (January 10, 2006) to June 30, 2006 is as follows:

Federal income tax rate	(34.0%)
State tax, net of federal benefit	(6.0%)
Equity compensation	0.2%
Non-deductible items	0.3%
Increase in valuation allowance	39.5%

Effective income tax rate	0.0%

Note 7 - Commitments and contingencies

Employment agreement

In July 2006, the Company entered into a three-year employment agreement with its CEO, Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos will receive an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos is entitled to receive additional shares of common stock if certain profitability requirements are met. These shares will be issued from existing shares. No new shares will be issued pertaining to this agreement.

Leases

The Company leases office space in an office building in Sausalito, California under an operating lease agreement that expires in May 2010. The lease provides for current monthly lease payments of $25,218 which increase over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Operating Leases
Year ending June 30,
2007	$307,825
2008	315,298
2009	322,898
2010	310,844
2011	16,605

$1,273,470

The Company incurred rent expense of $108,715 and $166,587 for the three months ended June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006, respectively.

Note 8 - Related parties

In addition to the note payable discussed in Note 4, the Company had certain transactions with a related party. As of June 30, 2006, the Company owes $35,000 to Gregory Lykiardopoulos, its current CEO and major shareholder for past due compensation.

A director of the Company, Stephen Garland, is also an owner of 300,000 shares of common stock.

Note 9 - Subsequent events

Private placement

In July 2006 the Company sold a total of 5,747,500 shares of its common stock at $1 per share through a private placement offering. After commission and offering expenses, the Company received net proceeds of $4,934,598.

Business combination

In July 2006, the Company completed a reverse acquisition transaction with Petramerica Oil, Inc. (“Petra”), a public shell company. In accordance with the terms of the Agreement, Petra issued and exchanged 36,750,950 shares of Petra’s common stock for all 29,547,500 issued and outstanding shares of the Company’s common stock. After the merger transaction, the stockholders of the Company own approximately 95% of the issued and outstanding shares of Petra and the management and board of directors of the Company have been appointed as officers and two directors of Petra. The exchange of shares with Petra has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Company obtained control of Petra. Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity.

Repayment of Notes Payable and Accrued Interest

In July 2006, the Company repaid its notes payable - related party and accrued interest - related party in full from the proceeds of the private placement.

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Balance Sheet
As of June 30, 2006
(unaudited)

	Petramerica	Triton		Adjustments	Pro forma

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,202	$95,668	b, c, d	$2,524,096	$2,626,966
Prepaid and other current assets		115,003	b	(10,000)	105,003
TOTAL CURRENT ASSETS	7,202	210,671		2,514,096	2,731,969

FURNITURE AND EQUIPMENT, net		169,122			169,122
WEBSITE DEVELOPMENT COSTS, net		17,238			17,238
INTELLECTUAL PROPERTY, net		226,599			226,599
TOTAL ASSETS	$7,202	$623,630		$2,514,096	$3,144,928

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$15,402	$149,590			$164,992
Accounts payable - related party	-	35,000			35,000
Accrued expenses		33,833			33,833
Accrued interest - related party	604	28,635	c	(28,635)	604
Notes payable - related party	24,000	1,981,867	c	(1,981,867)	24,000
TOTAL CURRENT LIABILITIES	40,006	2,228,925		(2,010,502)	258,429

COMMITMENT AND CONTINGENCIES	-	-		-	-

STOCKHOLDERS' EQUITY					-
Common Stock	250,370	28,800	a, b, d	4,551,249	4,830,419
Additional paid in capital	-	317,806	a	(309,825)	7,981
Accumulated deficit during development stage	(88,483)	(1,951,901)	a	88,483	(1,951,901)
Accumulated deficit	(194,691)	-	a	194,691	-
TOTAL STOCKHOLDERS' DEFICIT	(32,804)	(1,605,295)		4,524,598	2,886,499

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,202	$623,630		$2,514,096	$3,144,928

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Statement of Operations
For the Six Months Ended June 30, 2006
(unaudited)

	Petramerica	Triton	Adjustments	Pro forma

NET SALES	$-	$-	$-	$-

COST OF SALES	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
Payroll and related benefits	-	946,727		946,727
Professional fees	21,628	337,153		358,781
Marketing and advertising	-	73,435		73,435
Other general and administrative expenses	2,197	565,952		568,149

TOTAL OPERATING EXPENSES	23,825	1,923,267	-	1,947,092

LOSS FROM OPERATIONS	(23,825)	(1,923,267)	-	(1,947,092)

OTHER INCOME (EXPENSE)
Interest expense	(365)	(28,634)		(28,999)

TOTAL OTHER INCOME (EXPENSE)	(365)	(28,634)	-	(28,999)

LOSS BEFORE PROVISION FOR INCOME TAXES	(24,190)	(1,951,901)	-	(1,976,091)

PROVISION FOR INCOME TAXES	-			-

NET LOSS	$(24,190)	$(1,951,901)	$-	$(1,976,091)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.01)			$(0.05)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	2,087,910			38,438,860

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Statement of Operations
For the Year Ended December 31, 2005
(unaudited)

	Petramerica	Triton	Adjustments	Pro forma

NET SALES	$-	$-	$-	$-

COST OF SALES	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
Payroll and related benefits	-			-
Professional fees	15,406			15,406
Marketing and advertising	-			-
Other general and administrative expenses	6,050			6,050

TOTAL OPERATING EXPENSES	21,456	-	-	21,456

LOSS FROM OPERATIONS	(21,456)	-	-	(21,456)

OTHER INCOME (EXPENSE)
Interest expense	(239)			(239)

TOTAL OTHER INCOME (EXPENSE)	(239)	-	-	(239)

LOSS BEFORE PROVISION FOR INCOME TAXES	(21,695)	-	-	(21,695)

PROVISION FOR INCOME TAXES	-			-

NET LOSS	$(21,695)	$-	$-	$(21,695)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.01)			$(0.00)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	2,087,910			38,438,860

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc. and
Triton Distribution Systems, Inc.
Pro forma Combined Statement of Stockholder's Equity
(unaudited)

				Deficit
				accumulated	Total
			Additional	during the	stockholders'
	Common stock		Paid-in	development	equity
	Shares	Amount	Capital	stage	(deficit)

Balance at inception (January 10, 2006)	-	$-	$-	$-	$-

Issuance of common stock for cash and contribution of intellectual property	29,602,240	338,625			338,625
Issuance of common stock in connection with merger with Petramerica	2,087,910	(32,804)			(32,804)
Sale of common stock for cash, net of expenses of $832,902	7,148,710	4,924,598			4,924,598
Repurchase of shares of common stock	(400,000)	(400,000)			(400,000)
Fair value of employee stock options			7,981		7,981

Net loss				(1,951,901)	(1,951,901)

Balance at June 30, 2006	38,438,860	$4,830,419	$7,981	$(1,951,901)	$2,886,499

See accompanying notes to pro forma combined financial statements

Petramerica Oil, Inc., and
Triton Distribution Systems, Inc.
Notes to Pro form Combined Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying pro forma combined balance sheet presents the accounts of Petramerica Oil, Inc., (“Petra”) and Triton Distribution Systems, Inc. (“Triton”) as if the acquisition of Triton by Petra occurred on June 30, 2006. The accompanying pro forma combined statements of operations present the accounts of Petra and Triton for the year ended December 31, 2005 and the six months ended June 30, 2006 as if the acquisition occurred on January 1, 2005. For accounting purposes, the transaction is being accounted for as a reverse acquisition as Triton is deemed to be the accounting acquirer.

The following adjustments would be required if the acquisition occurred as indicated above:

a.	To adjust the stockholders deficit accounts to reflect the transaction being accounted for as a recapitalization of Triton (reverse acquisition);

b.	To account for the net proceeds from the sale of 7,148,710 shares of common stock of $5,747,750 (less commissions and fees of $822,902 and other expenses incurred prior to June 30, 2006 of $10,000);

c.	To record the re-payment of the related party notes and accrued interest; and

d.	To record the re-purchase of 400,000 shares of common stock for $400,000.